                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                       ----------------------------------
                            SCHEDULE 14A INFORMATION

                PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE
                         SECURITIES EXCHANGE ACT OF 1934


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     Rule 14a-6(e)(2))
[X]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12

                            JMAR TECHNOLOGIES, INC.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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[ ]  Fee computed on table below per Exchange Act Rules 14a-6(4) and 0-11.

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[ ]  Check box if any part of the fee is offset as provided by Exchange Act
     Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement
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
                         [JMAR TECHNOLOGIES, INC. LOGO]

June 27, 2000

Dear Shareholder:

It is my pleasure to invite you to the JMAR Technologies, Inc. 2000 Annual Meeting of Shareholders.

We will hold the meeting on Thursday, August 10, 2000 at 2:00 p.m. at the Hilton La Jolla Torrey Pines Hotel, 10950 North Torrey Pines Road, La Jolla, California. After the close of the formal portion of the meeting we will review the major developments of 1999, answer your questions and discuss our future prospects. We will also have a number of our key employees available to meet with you.

This booklet includes the Notice of Annual Meeting and the Proxy Statement. The Proxy Statement describes the business that we will conduct at the meeting and provides additional information about JMAR's management.

Your vote is important. Whether or not you plan to attend the meeting, please complete, date, sign and return the enclosed proxy card promptly. If you attend the meeting and prefer to vote in person, you may do so.

We look forward to seeing you at the meeting.

Sincerely,

/s/ John S. Martinez

John S. Martinez, Ph.D.
Chairman of the Board
and Chief Executive Officer

                             JMAR TECHNOLOGIES, INC.
                  NOTICE OF 2000 ANNUAL MEETING OF SHAREHOLDERS

                         DATE: THURSDAY, AUGUST 10, 2000
                                 TIME: 2:00 P.M.
                    PLACE: HILTON LA JOLLA TORREY PINES HOTEL
                          10950 NORTH TORREY PINES ROAD
                              LA JOLLA, CALIFORNIA

TO THE SHAREHOLDERS:

At our 2000 Annual Meeting, we will ask you to:

         (1) Elect five (5) directors to serve for the next year or until their successors are elected; and

         (2) Transact any other business that may properly be presented at the Annual Meeting.

These items of business are more fully described in the Proxy Statement accompanying this Notice.

If you were a shareholder of record at the close of business on June 27, 2000, you are entitled to vote at the Annual Meeting.

You are cordially invited to attend the meeting in person. However, to assure your representation at the meeting, we urge you to mark, sign, date and return the enclosed proxy card as promptly as possible in the enclosed postage-prepaid envelope. If you do attend the meeting, you may then withdraw your proxy and vote in person.

Sincerely,

/s/ Dennis E. Valentine

Dennis E. Valentine
Corporate Secretary
and Chief Financial Officer

San Diego, California
June 27, 2000

         IMPORTANT: WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING, YOU ARE REQUESTED TO COMPLETE AND PROMPTLY RETURN THE ENCLOSED PROXY IN THE ENVELOPE PROVIDED.

                   PROXY STATEMENT FOR JMAR TECHNOLOGIES, INC.
                       2000 ANNUAL MEETING OF SHAREHOLDERS

                 INFORMATION ABOUT THE ANNUAL MEETING AND VOTING

WHY DID YOU SEND ME THIS PROXY STATEMENT?

We sent you this Proxy Statement and the enclosed proxy card because our Board of Directors is soliciting your proxy to vote at the 2000 Annual Meeting of Shareholders. This Proxy Statement summarizes the information you need to know to cast an informed vote at the Annual Meeting. However, you do not need to attend the Annual Meeting to vote your shares. Instead, you may simply complete, sign and return the enclosed proxy card.

Along with this Proxy Statement, we are also sending you the JMAR Technologies, Inc. ("JMAR" or "Company") 1999 Summary Annual Report and Financial Information Appendix which includes our complete financial statements, together with the report of the Company's Independent Auditors, the "Management Discussion and Analysis" and other related information.

WHO IS ENTITLED TO VOTE?

We will begin sending this Proxy Statement, the attached Notice of Annual Meeting and the enclosed proxy card on or about July 10, 2000 to all shareholders entitled to vote. Shareholders who owned JMAR Common Stock at the close of business on June 27, 2000 are entitled to vote. On this record date, there were 22,143,701 shares of JMAR Common Stock outstanding. JMAR Common Stock is our only class of outstanding capital stock.

WHAT CONSTITUTES A QUORUM?

A majority of our shareholders entitled to vote at the meeting must be present, in person or by proxy, in order to constitute a quorum. We can only conduct the business of the meeting if a quorum has been established. In order to conduct the meeting and to vote to elect the directors, shareholders of record who are present at the meeting in person or by proxy and who abstain, including brokers holding customers' shares who cause abstentions to be recorded at the meeting, will be considered present at the meeting and entitled to vote and they will count toward the quorum.

HOW MANY VOTES DO I HAVE?

Each share of JMAR Common Stock that you owned at the close of business on June 27, 2000 entitles you to one vote. The proxy card indicates the number of votes that you have.

HOW DO I VOTE BY PROXY?

Whether or not you plan to attend the Annual Meeting, we urge you to complete, sign and date the enclosed proxy card and to return it promptly in the envelope provided. Returning the proxy card will not affect your right to attend the Annual Meeting and vote.

If you properly fill in your proxy card and send it to us in time to vote, your "Proxy" (one of the individuals named on your proxy card) will vote your shares as you have directed. If you sign the proxy card but do not make specific choices, your Proxy will vote your shares as recommended by the Board of Directors as follows:

      -     "FOR" the election of all five nominees for director

If any other matter is presented, your Proxy will vote in accordance with the recommendation of the Board of Directors, or, if no recommendation is given, in accordance with his best judgment. At the time this Proxy Statement went to press, we knew of no matters which needed to be acted on at the Annual Meeting, other than those discussed in this Proxy Statement.

If you hold your shares of JMAR Common Stock in "street name" (that is, through a broker, bank or other nominee) and you fail to instruct your broker, bank or nominee as to how to vote such shares of common stock, your broker, bank or nominee may, in its discretion, vote your shares "FOR" the election of the nominees for director set forth herein.

MAY I CHANGE MY VOTE AFTER I RETURN MY PROXY?

Yes. If you are a "record holder" of the shares (i.e., your shares are not held in "street name") and you have returned the enclosed proxy card, you may change your vote at any time before the vote is conducted at the Annual Meeting. You may change your vote in any one of three ways:

      - You may request another proxy card from JMAR's Corporate Secretary, complete it and mail it to JMAR's Corporate Secretary.

      - You may notify JMAR's Corporate Secretary by mail before the Annual Meeting that you have revoked your proxy.

      -     You may attend the Annual Meeting and vote in person.

HOW DO YOU VOTE IN PERSON?

If you are a record holder of the shares and you plan to attend the Annual Meeting and vote in person, we will give you a ballot form when you arrive. Your voting in person at the Annual Meeting will take precedence over any prior proxies you have given. However, if your shares are held in "street name" (i.e., in the name of your broker, bank or other nominee), you must obtain a legal proxy from your broker, bank or other nominee and bring it to the Annual Meeting in order to cast your vote in person.

WHAT VOTE IS REQUIRED TO APPROVE THE PROPOSAL?

PROPOSAL 1:

Elect Five Directors

The five nominees for director who receive the most votes will be elected. So, if a quorum exists and you do not vote for a particular nominee, or you indicate "WITHHOLD AUTHORITY" to vote for a particular nominee on your proxy card, your vote will not count either "for" or "against" the nominee. Our Certificate of Incorporation does not permit cumulative voting.

WHO PAYS THE COST OF SOLICITING THESE PROXIES?

JMAR will pay all the costs of soliciting these proxies. In addition to mailing proxy soliciting material, our directors, officers and employees also may solicit proxies in person, by telephone or by other electronic means of communication for which they will receive no compensation. We will ask banks, brokers and other institutions, nominees and fiduciaries to forward the proxy materials to their principals and to obtain authority to execute proxies. We will reimburse them for their reasonable expenses.

                     INFORMATION ABOUT JMAR STOCK OWNERSHIP

OWNERSHIP OF 5% OR MORE OF JMAR COMMON STOCK

The following lists all persons known by the Company to be the beneficial owner of more than 5 percent of the Company's Common Stock as of June 27, 2000. A person is deemed to be the beneficial owner of JMAR Common Stock, whether or not such person has any economic interest therein, if such person directly or indirectly has (or shares with others) voting or investment power with respect to the JMAR shares or has the right to acquire beneficial ownership within sixty days.

                                  NUMBER OF SHARES                 PERCENT OF
NAME AND ADDRESS                 BENEFICIALLY OWNED                   TOTAL
----------------                 ------------------                ----------
John S. Martinez
3956 Sorrento Valley Blvd.         1,483,511                          6.40%
San Diego, CA  92121

(1) Includes: (a) 448,965 shares owned of record by the John S. Martinez Separate Property Trust, of which Dr. Martinez as trustee, has sole voting and investment power; and (b) 1,034,546 shares of Common Stock which are issuable upon exercise of currently exercisable warrants and stock options.

OWNERSHIP OF JMAR COMMON STOCK BY MANAGEMENT

The following table sets forth the beneficial ownership of Common Stock of the Company as of June 27, 2000 by each nominee for director, the "Named Officers" (as defined in "Executive Compensation" on page 9 below) and by all director nominees and executive officers as a group. The Company has also provided the beneficial ownership for certain other executive officers who are not "Named Officers". Except as otherwise noted, the following stockholders have sole voting and investment power with respect to the shares. Information with respect to beneficial ownership is based on information furnished to the Company by each stockholder included in the table.

                         NUMBER OF SHARES OF           PERCENTAGE OF
                            COMMON STOCK          OUTSTANDING COMMON STOCK
BENEFICIAL OWNER         BENEFICIALLY OWNED          BENEFICIALLY OWNED
----------------         ------------------       ------------------------
John S. Martinez(1)           1,483,511                    6.40%

Marvin W. Sepe(2)               247,942                    1.11%

Dennis E. Valentine(3)          197,208                     (14)

James H. Banister, Jr.(4)       103,025                     (14)

Richard M. Foster(5)            102,781                     (14)

Vernon H. Blackman(6)            69,230                     (14)

Joseph G. Martinez (7)           41,189                     (14)

Barry Ressler(8)                 40,819                     (14)

C. Neil Beer(9)                  40,699                     (14)

E. Fred Schiele(10)              27,800                     (14)

John H. Carosella                18,700                     (14)

Leonid Yoffe(11)                     --                       --

John P. Ricardi (12)                 --                       --

All executive officers and
directors as a group
(13  persons)(13)             2,372,904                    9.93%

(1)      See footnote (1) to preceding table.

(2) Includes 241,618 shares which are issuable upon exercise of currently exercisable stock options and warrants.

(3) Includes 170,403 shares which are issuable upon exercise of currently exercisable stock options and warrants.

(4) Includes 77,859 shares which are issuable upon exercise of currently exercisable stock options and warrants.

(5) Includes 50,134 shares which are issuable upon exercise of currently exercisable stock options and warrants.

(6) Includes 51,668 shares which are issuable upon exercise of currently exercisable stock options and warrants.

(7) Includes 34,684 shares which are issuable upon exercise of currently exercisable stock options.

(8) Includes 31,667 shares which are issuable upon exercise of currently exercisable stock options.

(9) Includes 36,676 shares which are issuable upon exercise of currently exercisable stock options and warrants.

(10) Includes 19,467 shares which are issuable upon exercise of currently exercisable stock options and warrants.

(11) Mr. Yoffe served as President of JMAR Precision Systems, Inc. until March 1999 and has been on inactive status since November 26, 1999.

(12) Mr. Ricardi served as Vice President for Corporate Development of JMAR until April 1999 and ceased being a JMAR employee as of December 31, 1999.

(13) Includes 1,748,722 shares which are issuable upon exercise of currently exercisable stock options and warrants.

(14)     Less than one percent.

                              ELECTION OF DIRECTORS

NOMINEES

We are asking the shareholders to elect a board of five directors at the Annual Meeting. Unless otherwise instructed, the proxy holders will vote the proxies received by them for the Company's five nominees named below, all of whom are presently directors of the Company. While the Company has no reason to believe that any of the nominees will be unable to serve as a director, if such an event should occur, the shares will be voted for such substitute nominee or nominees as may be designated by the Board of Directors. The term of office of each person elected as director will continue until the next Annual Meeting of Shareholders or until his successor has been elected and qualified.

NAME OF NOMINEE                   AGE             PRINCIPAL OCCUPATION                      DIRECTOR SINCE
---------------                   ---             --------------------                      --------------
John S. Martinez, Ph.D.           70         Chairman of the Board and Chief                     1987
                                             Executive Officer of the Company

James H. Banister, Jr.            70         President of Piezomechanical Devices                1989

C. Neil Beer, Ph.D.               65         President of SECON                                  1988

Vernon H. Blackman, Ph.D.         70         Consultant                                          1991

Barry Ressler                     59         Chief Executive Officer and Chairman of             1994
                                             the Board of Triton Thalassic
                                             Technologies, Inc.

JOHN S. MARTINEZ, PH.D., became Chairman of the Board, President, Chief Executive Officer and a Director of the Company at its inception. He relinquished the title of President in November 1998 at the time of the hiring of Mr. Schiele. Prior to co-founding the Company in October 1987, he was President of HLX Laser, Inc., an excimer laser development company and President of Jamar Enterprises, a management and investment consultant to high-technology companies. From 1976 to 1984, Dr. Martinez was President and Chief Executive Officer of Physics International Company ("PI"), a high-technology research, development and manufacturing company specializing in high-intensity energy technology and X-ray generation equipment. During that period, PI's annual sales grew from approximately $9,000,000 to over $42,000,000 and profits grew at a compounded annual rate in excess of 32%. From 1961 to 1976, Dr. Martinez held a number of management positions at TRW, Inc. He formed that company's High Energy Laser program in 1970 and managed it until he left the company in 1976. Dr. Martinez, a Ford Foundation and Atomic Energy Commission Fellowship holder, earned his Ph.D. in Engineering Science from the University of California (Berkeley) in 1962, his Bachelor's degree from Rensselaer Polytechnic Institute (Troy, NY) in 1951 and is a graduate of the Oak Ridge School of Reactor Technology. He served on active duty in the U.S. Marine Corps during the Korean War and was discharged as a Captain in 1954. He is the holder or co-holder of six patents. Dr. Martinez is the father of Joseph G. Martinez, Vice President, General Counsel of the Company.

JAMES H. BANISTER, JR., has been a director since December 1989 and was a consultant to the Company from September 1989 until March 1994. From October 1993 to September 1999 Mr. Banister was President, Chief Executive Officer and a Director of Kinetic Ceramics, Inc. He sold Kinetic Ceramics in October 1999 and formed a new company, Piezomechanical Devices, of which he is President and sole owner. From August 1987 to June 1988 he was President and CEO of MSI, a subsidiary of Olin Corporation supplying Signal Intelligence and electronic warfare equipment and services. When that company was sold by Olin, Mr. Banister retired to manage his personal investments. Mr. Banister was with Physics International Company (which became a subsidiary of Olin Corp. in 1985), from June 1964 to August 1987, successively holding the positions of Contracts Manager, Director of Marketing and Contract Relations, Vice President and Director of Administration and Senior Vice President responsible for finance and administration. From 1953 to 1964, Mr. Banister was with Stanford Research Institute, now SRI International, holding the position of Manager of Contract Administration. Mr. Banister received a Bachelor of Science degree in Business and Engineering administration from MIT and has taken graduate courses in law at Golden Gate College. He has been an officer and director of several subsidiaries of Physics International Company.

C. NEIL BEER, PH.D., has been a director since July 1988 and was an employee of the Company from May 1991 until November 1992 and a consultant to the Company from April 1993 to September 1993. Dr. Beer currently is the President of SECON, a software and systems engineering company primarily supporting the national intelligence community. Prior to that, he was the Vice President, Advanced Programs of OAO Corporation and prior to that, was the Colorado Space Advocate, responsible for the growth of Colorado's space industry. From September 1986 to October 1989, he was President and Chief Executive Officer of Thermo Technologies Corporation which develops advanced lasers, optics, signal processing and energy conversion hardware. Previously, he was Deputy for Strategic Defense, Military Applications, at Livermore National Laboratory. During his career with the U.S. Air Force, Dr. Beer achieved the rank of Major General and was deputy Chief of Staff, plans and programs, for the Air Force Space Command. Earlier, while assigned to the office of the Secretary of Defense, he worked with the White House staff on policy and support requirements. Dr. Beer was associate professor of mathematics at the Air Force Academy and a combat pilot in Southeast Asia. Dr. Beer graduated magna cum laude with a B.S. degree in engineering from the University of Oklahoma and received his doctorate in Operations Research in 1972 from that same University. Dr. Beer is recipient of the NSIA Medal for Outstanding Achievement in Space.

VERNON H. BLACKMAN, PH.D., has been a director of the Company since July 1991 and from time to time, has been a consultant of the Company since December 1991. Dr. Blackman served as Chairman of the Board and Chief Executive Officer of Esscor, a training and simulation service company to the utility industry, from December 1991 to July 1997. Dr. Blackman also served as Chairman of the Board, President and Chief Executive Officer of JAYCOR from 1989 until March 1991. JAYCOR is a high-technology company that supplies R&D services to various agencies of the U.S. Government, primarily the Department of Defense. Prior to joining JAYCOR, Dr. Blackman acted as a venture investor for his own account and helped to fund the early stage development of several companies. Dr. Blackman has also served on the Boards of Directors of several other public companies, including Newport Pharmaceuticals International, Inc. (1967-1974); Maxwell Laboratories, Inc. (1966-1974); Topaz, Inc. (1979-1983) at which time Topaz was acquired by Square D Corporation; and Optical Radiation Corporation (1970-1995). From 1974 to 1982, Dr. Blackman served as President, CEO and Chairman of the Board of S-Cubed, a high technology company that provided services and products to agencies of the U.S. Government. In 1959, Dr. Blackman co-founded MHD Research which was acquired by Hercules Corporation in 1964. Dr. Blackman received a BA in Physics from

Colgate University in 1951 and a Ph.D. in Physics from Princeton University in 1955, subsequent to which he served on the faculty as a research associate for 2 years.

BARRY RESSLER has been a director of the Company since January 1994. Mr. Ressler is the Chief Executive Officer and Chairman of the Board of Triton Thalassic Technologies, Inc. (T3I), a company engaged in the non-chemical treatment and control of microorganism contaminated fluids for the automotive, food packaging, pharmaceutical, paper, aquaculture and commercial shipping industries. Mr. Ressler is also the President of STAR Associates, Inc., a company engaged in the consultation, strategic planning and project funding of early stage industrial process and therapeutic/diagnostic technologies. From 1983 to December 1993 he served as Chief Executive Officer and Chairman of the Board of Universal Voltronics Corporation (UVC), a public company that developed high-voltage products for defense, medical and industrial applications. In March 1990, UVC became a public subsidiary of Thermo Electron Corp. From 1963 until his appointment as CEO and Chairman, he served in various capacities at UVC. Mr. Ressler is a member of the Biotechnology Center External Advisory Board of the University of Connecticut, advising the University on the expansion of biotechnology research initiatives to foster University and Industry collaborative activities. Mr. Ressler is also a member of the Nauticos Corp. Sciences Business and Technology Advisory Board. Nauticos Corp. has developed advanced side scan sonar, ROV and research protocols used in the discovery of historic and contemporary sunken vessels. He is also a member of the Board of Directors of CLI LTD in Sheffield UK, a company engaged in the controlled lifting of heavy subsea objects (sunken submarines, historic wrecks and general salvage and the emplacement of offshore pipelines and construction materials). Mr. Ressler graduated from the Pratt Institute with a B.S. in Engineering Science.

BOARD MEETINGS AND COMMITTEES; OTHER MATTERS

The Board of Directors of the Company held a total of six meetings during the fiscal year ended December 31, 1999. Each director attended at least 75 percent of the total number of Board meetings plus meetings of the committees of the Board on which that particular director served. Only one director, John S. Martinez, is an employee of the Company.

The Company's Audit Committee is the only standing Committee of the Board. The Audit Committee annually recommends to the Board of Directors a firm of certified public accountants to conduct audits of the accounts and affairs of the Company. The Audit Committee also reviews accounting objectives and procedures of the Company and the findings and reports of the independent certified public accountants, and makes such reports and recommendations to the Board of Directors as it deems appropriate. The Audit Committee held one meeting during the fiscal year ended December 31, 1999. On May 5, 2000, the Board of Directors adopted an Audit Committee Charter, setting forth the responsibilities and duties of the Company's Audit Committee.

During fiscal year 1999, the entire Board of Directors acted as the Compensation Committee. Meeting as the Compensation Committee, the Board of Directors considered executive compensation matters at one meeting during the fiscal year ended December 31, 1999. The Compensation Committee is empowered to make decisions relating to the overall compensation arrangements for the Company's executive officers and to any compensation plans in which officers and directors of the Company are eligible to participate. See "Report of the Compensation Committee" on page 12 for a description of the Company's executive compensation policies.

The Company has no separately designated nominating committee.

VOTE REQUIRED FOR ELECTION OF DIRECTORS

Directors are elected by a plurality of the votes. If more than five persons are in nomination, the five nominees receiving the most votes will be elected as directors. Once a quorum is established, abstentions or other non-votes will not have any legal effect on the election of directors. See "Information About the Annual Meeting and Voting" on pages 1 and 2.

THE BOARD OF DIRECTORS OF THE COMPANY RECOMMENDS THAT YOU VOTE "FOR" ELECTION OF ALL FIVE NOMINEES FOR DIRECTOR.

                        EXECUTIVE OFFICERS OF THE COMPANY

The executive officers of the Company are as follows:

NAME                                AGE                        POSITION
----                                ---                        --------
John S. Martinez, Ph.D.             70        Chief Executive Officer and Chairman of the Board

E. Fred Schiele                     48        President, Chief Operating Officer and President
                                              of JMAR Precision Systems

John H. Carosella                   57        Senior Vice President, Corporate Development and
                                              Director of Advanced Light Business Area

Dennis E. Valentine                 44        Vice President Finance, Chief Financial Officer,
                                              Chief Administrative Officer and Secretary

Joseph G. Martinez                  42        Vice President and General Counsel

Richard M. Foster                   67        President, JMAR Research

Marvin W. Sepe                      44        President, JMAR Semiconductor

Officers of the Company are elected annually by the Board of Directors and hold office until their successors are duly elected and qualified.

The background and experience of Dr. Martinez is set forth above in "Election of Directors-Nominees".

E. FRED SCHIELE joined JMAR in November 1998 as President and Chief Operating Officer. In November 1999, Mr. Schiele was also appointed President of JMAR Precision Systems. Before joining JMAR, Mr. Schiele served for two years as Vice President and General Manager of the Semiconductor Systems Group at ADE Corporation. There he was responsible for the manufacture and marketing of more than $100 million annually in high-speed metrology equipment for the semiconductor industry. From 1993 to 1996 he was Group Vice President, Laser Systems, for Electro Scientific Industries, a leading manufacturer of laser systems for microelectronic repair, trimming and micromachining. Mr. Schiele received his B.S. in Physics in 1973 and an MBA in Management and Finance from the University of Wisconsin in 1980.

JOHN H. CAROSELLA joined the Company in May 2000 as Senior Vice President of JMAR and Managing Director of the Company's Advanced Light Business area. For the prior three years, he was President of Osmic, Inc., a Michigan-based leading developer and provider of advanced X-ray and neutron optical instruments and products for the semiconductor lithography and medical equipment manufacturing industries. Under his leadership, revenues more than doubled to $9 million per year. Prior to joining Osmic, Mr. Carosella served for nine years as President of Speedring Systems, Inc., a precision systems manufacturer where he transformed the company from a $1.5 million per year aerospace contractor to a $10 million per year supplier of precision electromechanical and optical equipment for the commercial imaging markets. Mr. Carosella began his professional career with Eastman Kodak Co., where for 13 years he served as an optical products development engineer and as engineering services manager. Mr. Carosella holds a Bachelor of Science degree in Physics from Worchester Polytechnic Institute and a Master of Science degree in Optical Engineering from the University of Rochester.

DENNIS E. VALENTINE has been the Vice President-Finance of the Company since August 1990, Chief Financial Officer and Chief Administrative Officer since March 1991 and Secretary since January 1992. Prior to joining the Company, Mr. Valentine had over ten years of financial and management experience with Arthur Andersen LLP. His experience at Arthur Andersen LLP included extensive work with public companies and consultation regarding mergers and acquisitions. He was the manager in-charge of the local office merger and acquisition program and was on the Board of Advisors of the Orange County Venture Forum. Mr. Valentine received a Bachelor of Science degree in Business from the University of Southern California in 1978. He is a member of the American Institute of Certified Public Accountants and the California Society of Certified Public Accountants.

JOSEPH G. MARTINEZ joined the Company in June 1998 as Vice President and General Counsel. From 1986 to 1998, Mr. Martinez was employed by Parker, Milliken, Clark, O'Hara & Samuelian, P.C., a Los Angeles-based law firm which had served as the Company's outside general corporate counsel since the

Company's inception in 1987. From 1993 to 1998, Mr. Martinez was a shareholder of Parker, Milliken and was the principal attorney responsible for representing the Company. From 1984 to 1986, Mr. Martinez was employed by another law firm in Los Angeles. During his tenure at Parker, Milliken, Mr. Martinez specialized in corporate, securities and general business law. In 1984 Mr. Martinez received both a Juris Doctor degree from the University of California, Davis and a Master of Business Administration from U.C. Berkeley (with an emphasis in Finance and Accounting) in a Joint Degree Program. He received his B.A. in Genetics from U.C. Berkeley in 1980. Mr. Martinez has been a member of the California State Bar since 1984. Mr. Martinez is the son of Dr. John S. Martinez, the Company's Chairman and Chief Executive Officer.

RICHARD M. FOSTER has been the President and a director of JMAR Research since January 1994. From 1984 to 1990, he was Corporate Vice President and Director of Marketing at Physics International Co. From 1968 to 1984, he was with TRW Defense and Electronics and was Marketing Director for a number of product lines including communication satellite systems, high energy lasers, power and propulsion and the Physical Research Center. Mr. Foster also spent three years in Washington D.C. as a TRW Senior Representative. He was a principal engineer at Ford Aeronutronic in Newport Beach from 1960 to 1968 and an Air Force Captain at Edwards AFB Rocket Propulsion Laboratory from 1957 to 1960. Mr. Foster graduated cum laude with a B.S. and M.S. in Engineering from Stanford University in 1957.

MARVIN W. SEPE joined JMAR Semiconductor in July 1996 as Executive Vice President and General Manager and was elected President of that division in May 1997. Mr. Sepe was a director of the Company from July 1996 to December 1997. For the prior 15 years, he was with TRW Components International Inc., a wholly owned subsidiary of TRW Inc., where he served as Director of Business Development for this division of TRW, which grew from $16,000,000 in sales to nearly $40,000,000 under his strategic direction. Previously, Mr. Sepe held other management positions within TRW including Marketing, Programs and Engineering. Prior to joining TRW, Mr. Sepe held the position of Manager of Worldwide Assembly Operations for Silicon General Inc. (1980-1981) with manufacturing operations throughout Southeast Asia, as well as the U.S. He served in the same role at Silicon Systems Inc. (1977-1980), a fast growing start-up operation for custom semiconductors. Mr. Sepe attended Don Bosco Technical Institute, California Polytechnic State University SLO, and holds a Masters Degree in Business Administration from Pepperdine University. Mr. Sepe has published a number of papers and taught numerous workshops on the economics and use of semiconductors in space applications.

       EXECUTIVE COMPENSATION AND TRANSACTIONS WITH MANAGEMENT AND OTHERS

EXECUTIVE COMPENSATION

The following table sets forth the annual and long-term compensation for services in all capacities to the Company during each of the last three fiscal years received by the Company's Chief Executive Officer and the other four most highly compensated individuals serving as executive officers as of December 31, 1999 whose compensation (salary and bonus) exceeded $100,000. Also included are two individuals (Messrs. Ricardi and Yoffe) who served as executive officers during part of 1999 and would have been one of the four most highly compensated officers had they served as executive officers at the end of 1999 (collectively, the "Named Officers").

                           Summary Compensation Table

                                                                                      Long-Term
                                                                                    Compensation
                                                    Annual Compensation(1)(3)         Awards(2)
                                                   --------------------------    --------------------
                                                                                  Shares Underlying
  Name and Principal                                Salary            Bonus      Options and Warrants
     Position                              Year      ($)               ($)                (#)
  ------------------                       ----     -------          --------    --------------------
John S. Martinez,                          1999     192,500                 0            52,000
Chief Executive                            1998     200,592            87,474            77,960
Officer                                    1997     187,112           175,000           125,000

E. Fred Schiele,                           1999     177,500                 0            28,000
President and Chief Operating Officer of   1998       6,827(4)         20,000           150,000
JMAR and President of JPSI

Marvin W. Sepe,                            1999     140,000            28,667                 0
President of JSI                           1998     125,000            13,500                 0
                                           1997     125,000                 0             5,000

Joseph G. Martinez,                        1999     135,000                 0            13,500
Vice President, General Counsel            1998      69,578(5)         11,677            50,000

Richard M. Foster,                         1999     125,000            20,000                 0
President of JRI                           1998      95,846            26,000                 0
                                           1997     100,000            15,000            25,000

John P. Ricardi,                           1999     150,000                 0                 0
Senior Vice President                      1998     145,331                 0                 0
for Sales and Marketing of JMAR Precision  1997     147,699            25,000            60,000
Systems (6)

Leonid Yoffe, Senior Vice President of     1999     140,000                 0                 0
Operations of JMAR Precision Systems (7)   1998     150,576                 0                 0
                                           1997     146,905            65,000                 0

(1) Excludes perquisites and other personal benefits, the aggregate annual amount of which for each Named Officer was less than the lesser of $50,000 or 10% of the total salary and bonus reported.

(2) The Company did not grant any restricted stock or stock appreciation rights or make any long term incentive plan payments during the fiscal years ended December 31, 1999, 1998 and 1997.

(3) Includes bonus payments under the Management Incentive Bonus Plan (see page 14) earned by the Named Officers in the year indicated for services rendered in such year, but which were paid in the following year.

(4)      Compensation is for one month.

(5)      Compensation is for seven months.

(6) Mr. Ricardi served as Vice President for Corporate Development of JMAR until April 1999, at which time he ceased being an executive officer of the Company. In December 1999, Mr. Ricardi ceased employment with the Company. Compensation for 1997 is for eleven months and includes $22,000 commissions on sales.

(7) Mr. Yoffe served as President of JMAR Precision Systems, Inc. until March 1999.

OPTION GRANTS IN THE LAST FISCAL YEAR

The following table sets forth each grant of stock options and warrants made during the fiscal year ended December 31, 1999 to each of the Named Officers. Pursuant to Securities and Exchange Commission rules, the table also shows the value of the options at the end of the terms if the stock price were to appreciate annually by 5% and 10%, respectively. The assumed values may not reflect actual value at the times indicated.

                                                                                           POTENTIAL REALIZABLE
                                       PERCENTAGE                                            VALUE AT ASSUMED
                                        OF TOTAL                                             ANNUAL RATES OF
                       SHARES           OPTIONS                                                STOCK PRICE
                     UNDERLYING        GRANTED TO                                            APPRECIATION FOR
                      OPTIONS          EMPLOYEES       EXERCISE                                 OPTION TERM
                      GRANTED          IN FISCAL      PRICE PER        EXPIRATION         ----------------------
NAME                  (1)(7)             YEAR           SHARE            DATE(2)             5%           10%
----                ------------       ----------     ---------    -------------------    -------      ---------
John S. Martinez     42,000(3)           14.49           $2.13      February 12, 2009     $56,280      $142,380
                     10,000(4)            3.45           $1.75        August 13, 2010      12,400        32,400

E. Fred Schiele      28,000(5)            9.66           $2.13      February 12, 2009      37,520        94,920

Joseph G. Martinez   13,500(6)            4.66           $2.13      February 12, 2009      18,090        45,765

Richard M. Foster          0                0             N/A                N/A              N/A           N/A

Marvin W. Sepe             0                0             N/A                N/A              N/A           N/A

John P. Ricardi            0                0             N/A                N/A              N/A           N/A

Leonid Yoffe               0                0             N/A                N/A              N/A           N/A

(1) Such options were granted under the Company's 1991 or 1999 Stock Option Plans. The exercise price of the stock options reported above was equal to the fair market value of the Company's common stock at the date of grant. The terms of each such option are determined by the Board of Directors. The exercise price and tax withholding obligations related to exercise may be paid by delivery of already owned shares, subject to certain conditions.

(2) Options which are unvested at the time of termination of optionee's employment expire at that time. Vested options also expire if not exercised within 60 days after termination of optionee's employment or one year following death of optionee if not exercised by optionee's personal representative. Vested options issued to directors expire one year following resignation as a director.

(3) These options are incentive stock options. 4,200 of these options are currently exercisable and 4,200 become exercisable on February 12 of each year thereafter through 2009.

(4) These options are non-qualified stock options. They become exercisable and vest one-third each year commencing on the first year after their grant.

(5) These options are incentive stock options. 2,800 of these options are currently exercisable and 2,800 become exercisable on February 12 of each year thereafter through 2009.

(6) These options are incentive stock options. 1,350 of these options are currently exercisable and 1,350 become exercisable on February 12 of each year thereafter through 2009.

(7) These options contain a Reload Option feature whereby if the optionee exercises the option in whole or in part using shares of Common Stock owned by the optionee for at least six months, the Company shall grant to the optionee a new option to purchase that number of shares equal to the shares transferred to the Company in payment of the exercise price of the option. In addition, if the optionee exercises the option in whole or in part with cash, the Company shall grant to the optionee a new option to purchase that number of shares equal to the amount of cash paid divided by the market value of the Common Stock on the date of exercise. In both cases, these Reload Options will have an exercise price equal to the market price on the date of grant of the Reload Option and are not exercisable until one year following the date of grant.

AGGREGATED OPTION AND WARRANT EXERCISES IN LAST FISCAL YEAR AND YEAR END OPTION VALUES

The following table sets forth for each of the Named Officers (i) the shares acquired and the value realized on each exercise of stock options, if any, by said officers during the fiscal year ended December 31, 1999; (ii) the number of shares of common stock underlying employment-related options and warrants outstanding at December 31, 1999;and (iii) the value of such options and warrants which are "in-the-money":

                                                 SHARES UNDERLYING             VALUE OF
                                                   UNEXERCISED                UNEXERCISED
                                                   OPTIONS AND            IN-THE-MONEY OPTIONS
                                                   WARRANTS AT              AND WARRANTS AT
                       SHARES                   DECEMBER 31, 1999         DECEMBER 31, 1999(1)
                      ACQUIRED                ----------------------     ----------------------
                         ON        VALUE           EXERCISABLE/               EXERCISABLE/
NAME                  EXERCISE   REALIZED        UNEXERCISABLE                UNEXERCISABLE
----                  --------   --------     ----------------------     ----------------------
John S. Martinez         0          $0           200,175/473,061            $539,512/$828,239

E. Fred Schiele          0           0           33,333/144,667             $ 60,228/$266,609

Joseph G. Martinez       0           0            16,667/46,833             $ 33,917/$100,660

Richard M. Foster        0           0            36,666/13,468             $  69,698/$27,261

Marvin W. Sepe           0           0                100,000/0             $      156,000/$0

Leonid Yoffe             0           0             7,088/50,000             $  11,722/$78,000

John P. Ricardi          0           0            39,356/20,000             $  83,224/$43,080

(1) Options are "in-the-money" if the fair market value of the underlying common stock exceeds the exercise price of the option or warrant at December 31, 1999. The fair market value of a share of common stock at December 31, 1999 was $4.56 per share as quoted on the NASDAQ Stock Market at the close of trading.

COMPARATIVE STOCK PERFORMANCE

Set forth below are line graphs which compare the percentage change in the cumulative total stockholder return on the Company's Common Stock from December 31, 1994 through December 31, 1999 with the percentage change in the cumulative total return over the same period of the (i) Russell 2000 Index and (ii) Russell 3000 Electronics: Semi-Conductors/Components Industry Index. This graph assumes an initial investment of $100 on December 31, 1994 in each of the Company's Common Stock, the Russell 2000 Index and the Russell 3000 Electronics: Semi-Conductors/Components Industry Index and that all dividends, if any, were reinvested.

                COMPARISON OF FIVE-YEAR CUMULATIVE TOTAL RETURNS

                              [PERFORMANCE GRAPH]

                                    12/31/94   12/31/95   12/31/96   12/31/97    12/31/98   12/31/99
                                    --------   --------   --------   --------    --------   --------
JMAR Technologies, Inc.               $100       $200       $447       $476        $400       $859
Russell 2000 Index                    $100       $128       $150       $183        $178       $216
Semi-Conductors/ Components           $100       $173       $280       $301        $475       $821

REPORT OF THE COMPENSATION COMMITTEE

Set forth below is a report of the Compensation Committee with respect to the Company's compensation policies during fiscal 1999 as they affect the Company's Chief Executive Officer and the Company's other executive officers.

         Compensation Policies for Executive Officers. The Company's compensation policies for its executive officers are designed to provide compensation levels that are competitive with those of other similar companies and thereby to enable the Company to attract and retain qualified executives. More specifically, the Company's compensation policies aim, through a combination of base salary, annual bonus and equity-based compensation, to motivate officers to assist the Company in meeting its annual and long-range business objectives and thereby to enhance stockholder value. The cumulative effect of the Company's compensation policies for executive officers is to tie such compensation closely to the Company's performance.

         Annual Cash Compensation. The Committee believes that the annual cash compensation paid to executives should be commensurate with both the executive's and the Company's performance. For this reason, the Company's executive cash compensation consists of base compensation (salary) and variable incentive compensation (annual bonus).

         Base salaries for executive officers are established considering a number of factors, including the Company's profitability; the executive's individual performance and measurable contribution to the Company's success; and pay levels of similar positions with comparable companies in the industry. The Committee supports the Company's compensation philosophy of moderation for elements such as base salary and benefits. Base salary decisions are made as part of the Company's annual review process. Generally, base salaries are maintained at approximately the 50th percentile of salaries paid by similar size, high technology companies.

         Under the Management Incentive Bonus Plan ("MIBP"), an executive's annual performance bonus award generally depends on three performance factors: the overall financial performance of the Company and the performance of the business unit for which the executive is accountable, non-financial goals, along with the executive's individual performance. The performance objectives of the Company and the business unit are derived from the Company's Board-approved annual business plan, which includes specific financial performance targets relating to revenue and profits for the fiscal year as well as non-financial goals. Since the Company was profitable in those years, MIBP bonuses were paid for fiscal years 1995, 1996, 1997 and 1998 (see page 9 above). Because the Company's net and operating profits were lower in 1998 than in 1997, the bonus awards to the CEO and the other Named Officers were correspondingly lower in 1998 than in 1997. Because the Company was not profitable in 1999, no cash bonuses were paid to the Company's CEO, its President or the other members of its Corporate Staff.

         Equity Based Incentive Compensation. The Compensation Committee believes that by providing executive officers with an equity interest in the Company those officers are provided with additional incentives to work to maximize stockholder value over the long term. Options or warrants to purchase Company stock may be granted from one of three existing plans: the 1999 Stock Option Plan, the 1991 Stock Option Plan, (substantially all options under which have been granted), and the Precision Systems Incentive Plan (for grants to JPSI employees). Pursuant to the Plans, the CEO and other executive officers (as well as other key employees) may be periodically granted stock options at the then fair market value of the Company's Common Stock. In addition, the CEO and executive officers are awarded stock options with vesting schedules based upon the goals established under the MIBP. In 1999, stock options were granted to executive officers under the 1991 and 1999 Stock Option Plans (see page 10 above).

         CEO Compensation. Dr. Martinez has been Chief Executive Officer since he co-founded the Company in 1987. Pursuant to his employment agreement, the Company agreed to pay Dr. Martinez an annual salary of not less than $175,000. In fiscal year 1999, Dr. Martinez's base salary was $192,500. Dr. Martinez's participation in the above stated plans includes incentives to maximize Company profitability and share price on an annual basis. In addition, through his equity ownership, Dr. Martinez shares with other stockholders of the Company a significant stake in the long-range success of the Company's business.

Through these various compensation programs, the Board of Directors believes that JMAR furthers its objectives of attracting, retaining and motivating the best qualified executive officers and employees, and ultimately will serve to increase JMAR's profitability and maximize shareholder value.

                                         Compensation Committee:

                                         /s/ John S. Martinez
                                             James H. Banister, Jr.
                                             C. Neil Beer
                                             Vernon H. Blackman
                                             Barry Ressler

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

As noted above, during fiscal year 1999 executive compensation was set by the Board of Directors acting as the Compensation Committee. The Compensation Committee included Dr. Martinez, the Company's Chief Executive Officer; however, the compensation of Dr. Martinez was set by the Compensation Committee members without the participation by Dr. Martinez. Except for Dr. Martinez, each member of the Compensation Committee is neither an officer nor an employee of the Company.

DIRECTOR COMPENSATION

Directors who are not salaried employees of the Company receive a retainer (the "Retainer") of $1,000 per quarter and $1,000 for their attendance at each Board of Directors meeting and Committee meeting and are reimbursed for their travel, lodging and food expense incurred when attending such meetings. $500 of the Board meeting compensation is paid in Company stock.

In addition, the directors are eligible to participate in the Company's Stock Option Plans on the same basis as key employees of the Company and grants of options will be made by the Board of Directors on a case-by-case basis on such terms as the Board in its discretion may provide. It has been the Company's policy to make an annual grant of options to the directors. During the fiscal year ended December 31, 1999, a grant of options to purchase 10,000 shares of Common Stock was received by Messrs. Martinez, Banister, Beer, Ressler and Blackman in their capacity as directors.

COMPENSATION PURSUANT TO PLANS

The Company has no defined benefit pension or actuarial plans under which its executive officers participate.

INCENTIVE PLANS

As discussed in the Report of the Compensation Committee above, in 1993, JMAR established a Management Incentive Bonus Plan (the "MIBP") based on profits generated, as well as non-financial goals, and stock performance each year. The Company was profitable in fiscal years 1995, 1996, 1997 and 1998. Accordingly, MIBP cash bonuses were paid and options awarded in those years to those employees deemed to have made the greatest contributions toward the Company's ability to generate those profits. Because the Company was not profitable in 1999, no cash bonuses were paid to the Company's CEO, its President or the other members of its Corporate staff.

In March 1998, the Board of Directors approved a resolution requiring that starting with 1997, a substantial portion of each Management Incentive Bonus earned by its senior officers be used (the "MIBP Stock Ownership Requirement") by such officers to: 1) buy JMAR common shares in the Public Market; and/or 2) exercise existing stock options or warrants, including payment of income taxes (if any) resulting from such option or warrant exercises. The long term goal is for each senior officer designated in the Beneficial Ownership table in this Report to own JMAR shares having a market value of a minimum of one times his annual salary. Once any such designated employee achieves that goal they will no longer be required to allocate a specific portion of their bonus to the purchase of additional JMAR shares unless their share holdings fall below that level. The Company believes that this policy will provide additional incentives to the Company's senior officers to maximize the Company's profits and share price over the long term. Pursuant to the MIBP Stock Ownership Requirement, in 1999 Messrs. Sepe and Joseph Martinez purchased 1,673 and 1,500 shares, respectively. In 2000, pursuant to the MIBP Stock Ownership Requirement, Mr. Sepe purchased 2,450 shares.

In addition to open market purchases pursuant to the MIBP Stock Ownership Requirement, in 1999 Messrs. John Martinez and Joseph Martinez made open market purchases of 45,000 and 5,000 shares of JMAR Common Stock, respectively.

CERTAIN TRANSACTIONS WITH MANAGEMENT AND OTHERS

EMPLOYMENT AND CONSULTING AGREEMENTS

Pursuant to Dr. Martinez's employment agreement, the Company agreed to retain him as Chief Executive Officer of the Company and to pay him an annual salary of not less than $175,000 plus expenses and normal employee insurance benefits and a $600 per month auto lease allowance. The Employment Agreement is automatically renewable on an annual basis unless either party chooses to terminate it no later than 60 days before the end of the year. If the employment agreement is terminated by the Company without cause, Dr. Martinez would become entitled to receive as severance pay an amount equal to 36 months pay.

Pursuant to Mr. Schiele's employment agreement, the Company retained him as President and Chief Operating Officer of the Company and agreed to pay him an annual salary of not less than $177,500 plus expenses and normal employee insurance benefits and a $600 per month auto allowance. If the employment agreement is terminated by the Company without cause, Mr. Schiele would become entitled to receive as severance pay an amount equal to 12 months pay.

On March 29, 1993, the Company loaned Dr. Martinez $59,000 with interest at 6% per annum to assist Dr. Martinez in paying certain income taxes that he personally incurred in connection with a transaction that he undertook in support of the Company. The loan amount, including accrued interest, was $88,344 on December 31, 1999. In February 2000, in recognition of his contributions to the Company, the Board of Directors of the Company agreed to forgive the loan.

                RELATIONSHIP WITH INDEPENDENT PUBLIC ACCOUNTANTS

The Audit Committee of the Board of Directors has selected Arthur Andersen LLP, independent public accountants, to audit the financial statements of the Company for the fiscal year ending December 31, 2000. Representatives of Arthur Andersen will be present at the meeting with an opportunity to make a statement if they desire to do so and such representatives will be available to respond to appropriate questions from shareholders in attendance.

                  DEADLINE FOR RECEIPT OF SHAREHOLDER PROPOSALS

Stockholders who intend to submit proposals to be voted upon at the annual meeting or who intend to nominate persons for election for the Board of Directors must do so in accordance with the Company's Bylaws and applicable SEC Rules. Nothing in the following discussion is meant to preclude discussion by any shareholder of any business properly brought before the Annual Meeting.

INCLUSION IN COMPANY'S PROXY STATEMENT

Pursuant to Rule 14a-8 under the Securities Exchange Act of 1934, some stockholder proposals may be eligible for inclusion in the Company's 2001 proxy statement. In order to qualify for inclusion, among other requirements, stockholder proposals must be submitted in writing to the Secretary of the Company no later than March 7, 2001. Stockholders interested in submitting a proposal or a nomination are advised to contact knowledgeable counsel with regard to the detailed requirements of applicable securities laws.

OTHER MATTERS TO COME BEFORE THE MEETING

Under the Company's Bylaws, a proposal or nomination that a stockholder does not seek to include in the Company's proxy statement for its 2001 Annual Meeting, but which the stockholder wishes to have considered and voted on at the 2001 Annual Meeting, must be submitted in writing to the Secretary of the Company not later than May 22, 2001. If the date of the 2001 Annual Meeting is advanced or delayed by more than 30 days from the anniversary date of the 2000 Annual Meeting (August 10), the stockholder must submit any such proposal or nomination no later than the close of business on the 75th day prior to the date of the 2001 Annual Meeting. The stockholder's submission must include certain specified information concerning the proposal or nominee and information as to the stockholder's ownership of common stock of the Company. Proposals or nominations not meeting these requirements will not be entertained at the Annual Meeting. If the stockholder submits the proposal or nomination prior to the deadline, but does not conduct its own solicitation of shareholders in accordance with the requirements of Rule 14a-4(c) (2) under the Securities Exchange Act of 1934, the Company may exercise discretionary voting authority under proxies it solicits to vote in accordance with its best judgment on any such proposal or nomination submitted by a stockholder. Stockholders should contact the Secretary of the Company in writing at 5800 Armada Drive, Carlsbad, CA 92009 to obtain additional information as to the proper form and content of submissions.

                                 OTHER BUSINESS

The Board of Directors does not intend to present any other business at the meeting and knows of no other matters which will be presented at the meeting.

                                       By Order of the Board of Directors

                                       /s/ Dennis E. Valentine

                                       Dennis E. Valentine
                                       Secretary

Dated: June 27, 2000

PROXY                                                                      PROXY

                             JMAR TECHNOLOGIES, INC.
               PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
                   FOR THE 2000 ANNUAL MEETING OF SHAREHOLDERS

The undersigned shareholder of JMAR Technologies, Inc. hereby appoints Joseph G. Martinez and Dennis E. Valentine and each of them, with full power of substitution to each, proxies of the undersigned to represent the undersigned at the 2000 Annual Meeting of the Shareholders of JMAR Technologies, Inc. to be held on Thursday, August 10, 2000 at the Hilton La Jolla Torrey Pines Hotel, 10950 North Torrey Pines Road, La Jolla, California, at 2:00 p.m., local time, and at any adjournment(s) thereof, with all powers, including voting rights, which the undersigned would possess if personally present at said meeting on the following:

(1) Election of five Directors of the Company to serve until the 2001 Annual Meeting of Shareholders of JMAR Technologies, Inc. and until their respective successors are duly elected and qualified.

[ ]  FOR ALL NOMINEES LISTED BELOW       [ ]  WITHHOLD AUTHORITY to vote for all
     (except as marked to the contrary        listed below
      below)

John S. Martinez, James H. Banister, Jr., C. Neil Beer, Vernon H. Blackman, and Barry Ressler.

(INSTRUCTIONS: To withhold authority for any individual nominee, write that nominee's name in the space provided below.)

--------------------------------------------------------------------------------

THIS PROXY WILL BE VOTED AS DIRECTED. UNLESS A CONTRARY DIRECTION IS INDICATED, THIS PROXY WILL BE VOTED FOR ALL OF THE NOMINEES FOR DIRECTOR LISTED ON REVERSE SIDE.

The proxies (or, if only one, then that one proxy) or their substitutes acting at the meeting may exercise all powers hereby conferred.

In their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting.

The undersigned hereby revokes any prior proxy and ratifies and confirms all the above-named proxies or their substitutes, and each of them, shall lawfully do or cause to be done by virtue hereof.

The undersigned acknowledges receipt of the Notice of the 2000 Annual Meeting of Shareholders and accompanying Proxy Statement dated June 27, 2000.

                                          Dated:                          , 2000
                                                 -------------------------

                                          ------------------------------------
                                          Signature

                                          ------------------------------------
                                          Signature if held jointly

IMPORTANT: In signing this Proxy, please sign your name or names in the same way as shown at left. When signing as a fiduciary, please give your full title. If shares are registered in the names of two or more persons, each should sign.

IMPORTANT: PLEASE MARK, DATE, SIGN AND RETURN THIS PROXY PROMPTLY IN THE ENCLOSED ENVELOPE WHICH REQUIRES NO POSTAGE IF MAILED IN THE UNITED STATES.

                             JMAR TECHNOLOGIES, INC.

                                FISCAL YEAR 1999

                         FINANCIAL INFORMATION APPENDIX

                [IMAGE: ORBITING ATOMIC PARTICLES EMERGE FROM THE
                  X-RAY BURST GENERATED BY JMAR'S PXS SOURCES]

                             JMAR TECHNOLOGIES, INC.

                                INDEX TO APPENDIX

Securities Information..........................................................     A-2
Five-Year Selected Financial Data...............................................     A-3
Management's Discussion and Analysis of Financial
   Condition and Results of Operations..........................................     A-4
Report of Arthur Andersen LLP, Independent Public Accountants...................    A-12
Consolidated Balance Sheets as of December 31, 1999 and 1998....................    A-13
Consolidated Statements of Operations for the Years Ended
   December 31, 1999, 1998 and 1997.............................................    A-14
Consolidated Statements of Stockholders' Equity for the Years
   Ended December 31, 1999, 1998 and 1997.......................................    A-15
Consolidated Statements of Cash Flows for the Years Ended
   December 31, 1999, 1998 and 1997.............................................    A-16
Notes to Consolidated Financial Statements......................................    A-17

                             JMAR TECHNOLOGIES, INC.

SECURITIES INFORMATION

      The Company's Common Stock is traded on the Nasdaq National Market tier of the Nasdaq Stock Market ("NASDAQ-NMS") under the symbol JMAR. On February 15, 2000, the Company called for redemption of its 2,449,749 Common Stock Purchase Warrants which traded at that time on the Nasdaq National Market under the symbol JMARW. Each Warrant was exercisable for one share of Common Stock at $5.50 until March 20, 2000. After that time, the Warrants were no longer exercisable, and holders had the right to receive only the redemption price of $0.05 per Warrant. As of the redemption date, March 20, 2000, 2,442,444 Warrants had been exercised and 7,305 Warrants were redeemed. The 1999 and 1998 high and low transaction prices for the common stock as reported by NASDAQ-NMS are set forth in the following table.

                               COMMON STOCK PRICE

                                                               HIGH       LOW
                                                              -------   -------
1998
     First Quarter.......................................     3 1/2     2 7/16
     Second Quarter......................................     3 5/32    2 5/16
     Third Quarter.......................................     2 3/4     1 19/32
     Fourth Quarter......................................     3 5/32    1 15/16
1999
     First Quarter.......................................     2 3/8     1 13/16
     Second Quarter......................................     2 17/32   1 7/8
     Third Quarter.......................................     2 1/32    1 1/2
     Fourth Quarter......................................     4 9/16    1 1/2

      There are approximately 14,000 holders of JMAR's common stock.

      The Company has never paid cash dividends on its Common Stock. The Company currently intends to retain earnings for use in the operation and expansion of its business and therefore does not anticipate paying any cash dividends in the foreseeable future. The payment of dividends in the future by the Company on its Common Stock will be dependent on its earnings and financial condition and such other factors considered relevant by the Company's Board of Directors.

                             JMAR TECHNOLOGIES, INC.
                        FIVE-YEAR SELECTED FINANCIAL DATA

                   CONSOLIDATED STATEMENTS OF OPERATIONS DATA

                                                    1995             1996             1997             1998             1999
                                                ------------     ------------     ------------     ------------     ------------
Revenues ...................................    $ 12,210,490     $ 16,331,090     $ 21,461,627     $ 24,560,834     $ 24,767,740
Gross profit ...............................       4,879,420        6,692,136        8,830,316        9,187,891        7,051,994
Operating expenses .........................       4,694,233        6,188,169        7,303,374        8,279,582        9,197,098
Income (loss) from operations ..............         185,187          503,967        1,526,942          908,309       (2,145,104)
Interest expense ...........................        (321,162)        (288,372)        (181,562)        (181,227)        (240,928)
Interest and other income
  (expense), net ...........................         212,240          388,974          104,905           61,963          137,038
Income (loss) before income
    taxes ..................................          76,265          604,569        1,450,285          789,045       (2,248,994)
Income tax (provision) benefit .............              --          175,000          345,000          (32,204)              --
Net income (loss) ..........................          76,265          779,569        1,795,285          756,841       (2,248,994)
Net income (loss) per basic share ..........             .01              .05              .11              .04             (.12)
Basic shares used in
  computation of net income
  (loss) per share .........................      13,525,886       15,582,579       17,065,860       18,046,860       18,045,914

                 CONSOLIDATED BALANCE SHEET DATA - DECEMBER 31,

                                                   1995           1996           1997           1998           1999
                                                ----------    -----------    -----------    -----------    -----------
Working capital ............................    $4,655,087    $ 5,743,747    $ 9,634,527    $ 9,213,134    $ 7,468,743
Total assets ...............................     9,248,995     15,395,518     17,268,878     22,874,833     20,673,768
Short-term debt ............................     1,526,929      2,317,861        922,246      2,693,975      5,195,490
Long-term liabilities ......................     1,536,273        667,310        907,235        475,362        642,913
Stockholders' equity .......................     5,085,202      9,368,905     12,488,212     13,253,179     10,909,461

                             JMAR TECHNOLOGIES, INC.
                     MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                  FINANCIAL CONDITION AND RESULTS OF OPERATIONS

      The Company operates in two segments as follows: Microelectronics Equipment and Semiconductor Products and Processes.

RESULTS OF CONSOLIDATED OPERATIONS

      Net (loss) income for each of the fiscal years ended December 31, 1999, 1998 and 1997 was $(2,248,994), $756,841 and $1,795,285, respectively, while operating (loss) income for those same periods was $(2,145,104), $908,309 and $1,526,942, respectively. Revenues for 1999, 1998 and 1997 were $24,767,740,
$24,560,834 and $21,461,627, respectively. The net and operating (loss) income reported for 1999 and 1998 include a number of special charges, gains and asset writedown items that tend to obscure direct comparison of the results of those two years. Therefore, Table 1 below was prepared to assist the reader in evaluating the Company's results for those periods. It summarizes the Company's Consolidated Statements of Operations for 1999 and 1998, itemizes the applicable special items contained in the reported results for those years and presents the results for those two years, excluding the special items.

      Included in the net and operating loss for 1999 are inventory reserves of $389,000 and employee termination accruals of $175,000. Included in the net loss for 1999 is an asset writedown of $88,344. Included in net and operating incomes for 1998 are asset writedowns of $150,000 and $100,000, respectively.

      In addition to the impact of the special items, net and operating (loss) income in 1999 and 1998 were also affected by a number of factors - including rapid growth in the Company's semiconductor-related business in its Semiconductor Products and Processes segment offset by a steep decline in sales of the Company's higher-margin precision instruments for the computer industry from its Microelectronics Equipment segment. JMAR's profitability was further impacted by the substantial investments the Company made in research and development to fuel future growth (see below).

                                     TABLE 1

                                     SUMMARY
                                 FINANCIAL DATA
                      CONSOLIDATED STATEMENTS OF OPERATIONS

                                    Year Ending                                Quarter Ending
                                    December 31                                  December 31
                        ------------------------------------         ----------------------------------
Item                        1999                    1998                1999                   1998
----                    ------------             -----------         -----------             ----------
Net Sales               $ 24,767,740             $24,560,834         $ 6,625,794             $8,397,860
Gross Profit               7,051,994               9,187,891           1,810,461              2,927,247
Income (Loss)
   from Operations        (2,145,104)(3)             908,309(1)         (789,755)(3)            253,550(1)
Net Income (Loss)         (2,248,994)(3)(4)          756,841(2)         (952,739)(3)(4)         137,700(2)
Net Income (Loss)
   Per Share:
   Basic                $       (.12)            $       .04         $      (.05)            $      .01
   Diluted              $       (.12)            $       .04         $      (.05)            $      .01

                                  SPECIAL ITEMS

(1)   After Asset Writedown of $100,000

(2)   After Asset Writedown of $150,000

(3) After Inventory Reserve of $389,000 and Employee Termination Accruals of $175,000

(4)   After Asset Writedown of $88,344

                             EXCLUDING SPECIAL ITEMS

                                             Year Ending            Quarter Ending
                                             December 31             December 31
                                       ----------------------    -------------------
                                          1999        1998         1999       1998
                                       ----------   ---------    --------    -------
Income (Loss) from Operations($)       (1,581,104)  1,008,309    (225,755)   353,550
Net Income (Loss)($)                   (1,596,650)    906,841    (300,395)   287,700
Net Income (Loss)/Share (Diluted)      $    (0.09)  $    0.05    $  (0.02)   $  0.02

      The Company's revenues in 1999 were negatively impacted by a decline in 1999 shipments of the Company's precision instrument products related to the continuing slump in demand triggered by the 1998 Far East economic slowdown which led to a decline in orders for the Company's products from the computer disk drive industry offset in part by continued sustained growth in the Semiconductor Products and Processes Segment and by the growth in 1999 of the Company's lithography equipment sales to the biochip industry.

      The increase in revenues for the year ended December 31, 1998 over the year ended December 31, 1997 is generally attributable to increases in the Company's semiconductor-related business primarily in X-ray lithography in the Microelectronics Equipment Segment and semiconductor design and process development in the Semiconductor Products and Processes Segment offset, in part, by a decline in sales of the Company's precision instrument products in its Microelectronics Equipment Segment.

      The Company's ability to forecast orders for its precision instrument products in its Microelectronics Equipment Segment continues to be somewhat limited due to continuing marketplace uncertainties. In addition, certain of the Company's revenues are from a limited number of customers. As a result, the timing of receipt and shipment of orders for those customers could have a material impact on quarterly results in 2000.

      During the past decade, JMAR has developed and manufactured a broad range of high precision positioning and measurement systems to support the needs of the semiconductor and computer disk drive industries to produce high-performance micro-products. Several years ago, as the biotech industry began to productize the fruits of its prior decades of research, JMAR initiated a program to adapt certain of its precision manufacturing capabilities to support the expected future needs of the biotech industry. Initially the focus of that activity was on supplying the positioning technology required by DNA biochip manufacturers, led by Affymetrix.

      In recent years, a broader segment of the biotech industry began to define their need to transition more of their operations from research to precision manufacturing. In response, JMAR initiated an in house program to explore the feasibility of adapting more of its established positioning, alignment and metrology technology to serve the needs of that industry. Accordingly, the Company has been investigating the requirements of many other customers and potential customers in the biotechnology and biochip markets and is aggressively marketing its products and technology to several companies in those markets. JMAR believes that the biotech/biochip industry will continue to be a positive contributor to the Company's growth in the future.

      The biochip market place is rapidly evolving, with new manufacturing technologies and new biochip manufacturers entering the market. As a result, JMAR's current aligner systems may not be used in producing future generations of biochips. To remain competitive, JMAR may be required to develop next generation solutions for its current customers and for the new entrants to the market. JMAR is working with the industry to participate in their future development needs, but there can be no assurance that JMAR will continue to receive significant orders of JMAR biochip aligner systems in the future or will be able to develop successful next generation technologies in the biochip market.

         Gross margins for the fiscal years ended December 31, 1999, 1998 and 1997 were 28.5%, 37.4% and 41.1%, respectively. The lower gross margins for 1999 are primarily due to a continued decline in sales of the Company's higher margin precision instruments for the computer industry, the build-up of expenses associated with the rapid increase in the Company's semiconductor-related business, competitive pricing pressures on certain products and a reserve for excess inventory of $389,000. The Company continues to experience competitive pressures on certain products, which may impact gross margins in the future. The Company's rapidly expanding Semiconductor Products and Processes Segment conducted by JSI is in the process of evolving from a lower profit margin development business to a commercial business focused on the integrated circuit replacement part and telecommunication products markets. JMAR believes that, as this evolution progresses, a greater proportion of JMAR's sales will be generated by higher profit margin commercial semiconductor products. Therefore, to the extent that the Company's commercial semiconductor products begin to generate a higher percentage of the Company's revenues, the Company's gross margins should improve. The Company also expects that as its patented, laser-driven advanced light products enter the marketplace and gain acceptance, they will also substantially improve its gross profit margins.

      The Company's profits in 1999 were also impacted by JMAR's continuing investments to accelerate the time-to-market for several new high-performance products for the microelectronics marketplace. Included are increases in payroll costs with the addition of several senior technical specialists and managers to direct and help speed the Company's new precision instrument, laser and X-ray product development programs. As discussed below, the Company's product development expenditures, including that portion of customer-funded efforts directly related to the commercialization of JMAR's proprietary technologies, were 30% of revenues in 1999.

      Selling, general and administrative ("SG&A") expenses for the fiscal years ended December 31, 1999, 1998 and 1997 were $6,916,804, $6,153,100 and
$6,194,333, respectively. The increase in SG&A expenses in 1999 is primarily due to higher payroll costs related to the addition of senior technical and management staff.

      The Company's research, development and engineering program (RD&E) consists of two types: Customer-Funded RD&E (U.S. government and other companies) and Company-Funded RD&E. Both types of RD&E are expensed when incurred. Customer-Funded RD&E costs incurred, included in "Contract Costs of Sales", totaled $5,144,993, $3,837,314 and $1,487,139 for the fiscal years ended December 31, 1999, 1998 and 1997, respectively. The increase in Customer-Funded RD&E expenditures for 1999 is primarily related to an increase of $444,762 in the X-ray lithography program funding provided by DARPA, most all of which is directed toward development of JMAR's X-ray lithography source technology for the commercial semiconductor market and $862,917 related to the Company's contract for the development of a unique microcircuit architecture and devices for the replacement of obsolete integrated circuits. The Company believes this latter technology has applicability in both the government and the commercial marketplaces. Company-Funded RD&E costs are shown in "Operating Expenses" and totaled $2,105,294, $2,026,482 and $1,699,010, for the fiscal years ended December 31, 1999, 1998 and 1997, respectively. Hence, total RD&E expenses for those three years were $7,250,287, $5,863,796 and $3,186,149, respectively. Capitalized software costs of $179,573, $451,185 and $444,355 for the years ended December 31, 1999, 1998 and 1997 are not included in the above amounts. Including capitalized software costs, RD&E expenditures as a percentage of sales were 30.0%, 25.7% and 16.9% for the years ended December 31, 1999, 1998 and 1997, respectively. The increase in RD&E expenditures is primarily related to the continued development of PXS point X-ray sources for lithography for the semiconductor industry and other metrology applications, the development of a unique microcircuit architecture and devices for the replacement of obsolete integrated circuits, the development of new software for the Company's test and measurement systems and the engineering development of higher performance test and measurement inspection systems for the semiconductor, biochip and disk drive industries.

      Included in 1999 is an accrual of $175,000 in termination costs for a former employee. Included in 1998 is a writedown of $100,000 related to certain fixed assets in the Semiconductor Products and Processes Segment. The non-recurring item for 1997 includes a gain of approximately $2,839,000 from the settlement of certain claims against the former principal shareholders of JMAR Semiconductor offset, in part, by the writedown of certain assets primarily related to the Semiconductor Products and Processes Segment in the amount of $1,594,000 and costs incurred as a result of the reorganization of JMAR Semiconductor in the amount of $655,031 resulting in a net gain of $589,969.

      Interest expense for the fiscal years ended December 31, 1999, 1998 and 1997 was $240,928, $181,227 and $181,562, respectively. The increase in 1999 is related to increased borrowings pursuant to the Company's working capital line of credit.

      Interest and other income (expense) for 1999 includes a writedown of $88,344 of a note receivable from an officer of the Company. Interest and other income (expense) for 1998 includes a writedown of $50,000 of a note receivable from the defunct Santa Fe Laser Company.

      Included in the Statement of Operations in 1997 is a tax benefit of $345,000 related to the utilization by the Company of a portion of its net operating loss carryforward.

RESULTS OF SEGMENT OPERATIONS

Microelectronics Equipment Segment

      Revenue for the year ended December 31, 1999 as compared to the year ended December 31, 1998 for the Microelectronics Equipment Segment decreased $5,143,726 from $21,608,708 to $16,464,982 or 24%. This decrease primarily reflects lower shipments of precision instruments to the disk drive industry, worldwide. As a result, operating income of the Microelectronics Equipment Segment for the year ended December 31, 1999 as compared to the year ended December 31, 1998 was adversely affected as well, decreasing $3,231,064 from income of $771,343 to a loss of $2,459,721. This decrease reflects the decrease in revenues of the higher margin precision instruments as well as an increase in product development expenditures.

Semiconductor Products and Processes Segment

      Revenue for the year ended December 31, 1999 as compared to the year ended December 31, 1998 for the Semiconductor Products and Processes Segment increased $5,350,632 from $2,952,126 to $8,302,758 or 181%. This growth reflects the receipt in the last half of 1998 of two significant contracts from General Dynamics Information Systems and TRW funded by the Defense Microelectronics Activity. Because of the increase in revenues, operating income for the year ended December 31, 1999 as compared to the year ended December 31, 1998 increased $177,651 from income of $136,966 to income of $314,617.

CONSOLIDATED LIQUIDITY AND FINANCIAL CONDITION

      Cash and cash equivalents at December 31, 1999 and 1998 were $2,323,127 and $3,848,183, respectively. The (decrease) increase in cash and cash equivalents for the fiscal years ended December 31, 1999, 1998 and 1997 was $(1,525,056), $204,066 and $1,014,831, respectively. During the first quarter of 2000, the Company received a cash infusion of approximately $14.8 million from the exercise of most all of its outstanding publicly and privately held warrants and options (see below).

      The decrease in cash for 1999 resulted primarily from cash used in operations of $2,709,394, capital expenditures of $1,186,661, note payments of $220,934, repurchases of stock of $134,639 and patent costs of $155,712 offset in part by borrowings from the Company's working capital bank line of $2,890,000.

      The increase in cash for 1998 resulted primarily from borrowings under the Company's working capital bank line of $1,625,000 and proceeds from the exercise of options and warrants of $163,684 offset, in part, by capital expenditures of $803,498, payments of notes payable of $376,400, repurchases of stock of $349,203 and cash used in operations of $40,580. Inventories increased from $4,685,883 at December 31, 1997 to $5,848,936 at December 31, 1998 primarily due to an increase in inventory costs related to a contract at JMAR Semiconductor. These costs were billed to the customer subsequent to December 31, 1998.

      JMAR's operations will continue to require the use of working capital. The Company's working capital availability as of December 31 for each of the five years ending with 1999 is summarized in the Consolidated Balance Sheet Data on page A-3. The working capital of the Company is generally funded through its working capital line (the "Line") with Comerica Bank (the "Bank") and through third-party contracts. Effective December 20, 1999, due to the Company's losses in 1999, the Bank changed the Line from a $5 million unrestricted revolving line of credit to a $5 million primarily formula-based line. Of that amount, $750,000 is unrestricted with advances on the balance based on a formula of 80 percent of eligible accounts receivable, 35 percent of eligible inventories (up to $2.5 million), 50 percent of unbilled revenue on a long-term contract and up to $500,000 for certain foreign receivables. The Line contains several covenants relating to, among other matters, the maintenance of certain minimum income levels and financial ratios, which, if not met by the Company, could impact the availability of advances pursuant to the Line. Subsequent to December 31, 1999, the Company received net proceeds of approximately $14.8 million from the exercise of outstanding options and warrants, including its publicly traded warrants. Of these funds, $4,990,000 were used to pay down the Line in its entirety (however, the availability of the Line is still in effect). In addition, these funds will be used to accelerate the Company's development of high-value semiconductors for the rapidly growing Internet and Telecom markets and to accelerate the development and commercialization of its other high value proprietary products, as needed. Management believes that the Company has adequate resources to fund operations and working capital requirements for the next twelve months based on the current level of operations and business conditions.

      In September 1998, the Board of Directors authorized the repurchase, from time-to-time, of up to $2 million of its own shares of common stock in the open market, or in negotiated transactions, when they are available at prices the Company considers attractive. As of March 14, 2000, the Company had repurchased 252,900 shares pursuant to this repurchase program at a total cost of approximately $484,000.

      At December 31, 1999, the Company had in excess of $27 million of Federal net operating loss carryforwards subject to certain annual limitations, which expire from 2004 through 2014. To the extent the Company has taxable income in the future, these carryforwards may be used by the Company to reduce its cash outlay for taxes.

YEAR 2000 EFFECT ON COMPUTER SYSTEMS

      Although the date is now past January 1, 2000 and JMAR has not experienced immediate adverse impact from the transition to the Year 2000, the Company cannot provide assurances that it, its customers or its vendors have not been affected in a manner that is not yet apparent. In addition, some computer programs that were date-sensitive to the Year 2000 may not have been programmed to process the Year 2000 as a leap year, and any negative consequential effects may remain unknown. As a result, the Company will continue to monitor its Year 2000 compliance and the Year 2000 compliance of customers and vendors. Due to the general uncertainty inherent in the Year 2000 problem, especially the uncertainty regarding the Year 2000 compliance of customers and vendors, JMAR is unable to determine at this time whether the Year 2000 problem will have a material adverse effect on its business, results of operations and financial condition.

      To date JMAR has spent immaterial amounts to comply with accounting and statutory requirements regarding the Year 2000. The Company believes that it will spend minimal additional amounts for Year 2000 issues in the foreseeable future. These assessments have not been independently verified.

RECENT ACCOUNTING PRONOUNCEMENT

      In December 1999, the Securities and Exchange Commission ("SEC") issued Staff Accounting Bulletin ("SAB") No. 101, "Revenue Recognition in Financial Statements". This SAB summarizes the SEC's view in applying generally accepted accounting principles to revenue recognition in financial statements. This SAB will become effective as of the quarter ending June 30, 2000. Management has not determined the impact of the SAB on the Company's consolidated financial statements.

FACTORS THAT MAY AFFECT FUTURE RESULTS

      Certain statements contained in this Form 10-K, which are not related to historical results, including statements regarding JMAR's future sales or profit growth, competitive position or products, projects or processes currently under development and the ability of the Company to successfully introduce those products into the commercial marketplace or to apply those products, projects or processes to alternative applications are forward-looking statements that necessarily are based on certain assumptions and are subject to certain risks and uncertainties that could cause actual future performance and results to differ materially from those stated or implied in the forward-looking statements. These risks and uncertainties include concentration of sales to certain markets and customers, delays in shipments or cancellations of orders, failure of expected orders to materialize, fluctuations in margins, timing of future orders, customer reorganizations, failure of advanced technology to perform as predicted, uncertainties associated with the timing of the funding of government contracts, fluctuations in demand, delays in development, introduction and acceptance of new products, changing business and economic conditions in various geographic regions, technical obsolescence of existing products, technical problems in the development or modification of current products or manufacturing processes, the impact of competitive products and pricing, shifts in demand for the Company's products, the degree of success of technology transfer (e.g., advanced lithography sources, etc.) to commercial products, availability of working capital to support growth, continued government funding of advanced lithography, successful integration of acquisitions, other competitive factors and temporary cessation of operations at one or more of its division facilities due to natural events such as floods, earthquakes and fires.

      JMAR's future operating results are also dependent on its ability to develop, manufacture and market, in a timely manner, innovative products that meet customers' needs and the continued growth of the semiconductor, biochip, telecommunications, computer disk drive and general microelectronics industries. Inherent in this process are a number of risks that the Company must successfully manage in order to achieve favorable operating results. The process of developing new high technology products is complex and uncertain and requires innovations that anticipate customer needs and technological trends. After the products are developed, the Company must quickly manufacture them in sufficient volumes at acceptable costs to meet demand and establish the necessary sales and marketing capabilities to assure adequate and timely sales volume.

      Although the Company has made substantial progress in its PXS X-ray source development program, the X-ray output levels achieved as of the end of 1999 were, in the Company's judgment, less than that required for commercially viable X-ray lithography. In order to prove that its technology works and to produce a completed product, the Company must complete the development and integration of these highly technical and complicated systems into a fully integrated prototype. With any new technology, there is a risk that the market may not appreciate the benefits of the product. In addition, the Company's X-ray source system will compete against other developing technologies. Development by others of new or improved products, processes or technologies may make the Company's proposed product obsolete or less competitive. Also, the development of sophisticated laser and X-ray products is a lengthy and capital intensive process and is subject to unforeseen risks, delays, problems and costs.

      Along with some of the risks discussed in the preceding paragraph, there is no assurance that the Company will market its Britelight(TM) lasers as stand-alone products or that, if the Company should do so, they will be accepted in the marketplace.

      In addition, portions of the Company's manufacturing operations are sometimes dependent on the ability of a targeted base of suppliers to provide core technology, sub-assemblies and common manufactured parts in time to meet critical distribution and manufacturing schedules. From time-to-time the Company could experience constrained supply of certain component parts due to a variety of reasons, including strong demand in certain product lines as well as strong demand in the industry. Such constraints could adversely affect JMAR's operating results until alternate sourcing is developed.

      JMAR Semiconductor is a "fabless" supplier of products. Accordingly, its time schedule for the development, manufacture and sale of its products is dependent on the availability of capacity at outside foundries. Currently, there is a shortage of such capacity, worldwide.

      As is the case for a large number of California-based companies, a significant portion of the Company's operations are located near major earthquake faults. The ultimate impact on the Company, significant suppliers and the general infrastructure is unknown, but operating results could be materially affected in the event of a major earthquake in close proximity to the Company's facilities. The Company is predominantly self-insured for losses and interruptions caused by earthquakes.

      The operations of the Company involve the use of substances regulated under various federal, state and international laws governing the environment. It is the Company's policy to apply strict standards for environmental protection even if not subject to regulations imposed by local governments. The liability for environmental remediation and related costs is accrued when it is considered probable and the costs can be estimated. Environmental costs are presently not material to JMAR's operations or financial position.

      Although JMAR believes that it has the necessary product offerings and resources for continuing success, future revenue and margin trends cannot be reliably predicted and may cause the Company to adjust its operations. Factors external to the Company can result in volatility of the Company's common stock price. Because of the foregoing factors, recent trends should not be considered reliable indicators of future stock prices or financial results.

      The Company denominates its foreign sales in U.S. dollars and the Company does not believe that foreign currency fluctuations will have a material adverse impact on its ability to compete with its domestic-based competitors. Foreign currency fluctuations, however, could make the Company's products less affordable in foreign markets and thus, reduce the demand for such products. The Company attempts to mitigate credit risk relative to sales to foreign customers through its policy of generally requiring letters of credit.

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To JMAR Technologies, Inc.:

      We have audited the accompanying consolidated balance sheets of JMAR Technologies, Inc. (formerly JMAR Industries, Inc.) (a Delaware corporation) and subsidiaries as of December 31, 1999 and 1998, and the related consolidated statements of operations, stockholders' equity and cash flows for each of the three years in the period ended December 31, 1999. These consolidated financial statements and the schedule referred to below are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements and schedule based on our audits.

      We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

      In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of JMAR Technologies, Inc. and subsidiaries as of December 31, 1999 and 1998, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 1999, in conformity with accounting principles generally accepted in the United States.

                                   /s/ Arthur Andersen LLP

San Diego, California
March 22, 2000

                             JMAR TECHNOLOGIES, INC.
                           CONSOLIDATED BALANCE SHEETS
                  AS OF DECEMBER 31, 1999 AND DECEMBER 31, 1998

                                                                                                          December 31,
                                                                                                 -------------------------------
                                                                                                     1999               1998
                                                                                                 ------------       ------------
                                               ASSETS
Current Assets:
     Cash and cash equivalents ...............................................................   $  2,323,127       $  3,848,183
     Accounts receivable, net ................................................................      7,079,435          7,766,961
     Notes and other receivables .............................................................         32,551             66,682
     Inventories .............................................................................      6,253,336          5,848,936
     Prepaid expenses and other ..............................................................        901,688            828,664
                                                                                                 ------------       ------------
          Total current assets ...............................................................     16,590,137         18,359,426
Receivable from officer ......................................................................             --             83,212
Property and equipment, net ..................................................................      2,330,663          2,710,699
Other assets, net ............................................................................      1,355,041          1,245,987
Goodwill, net ................................................................................        397,927            475,509
                                                                                                 ------------       ------------

         TOTAL ASSETS ........................................................................   $ 20,673,768       $ 22,874,833
                                                                                                 ============       ============

                              LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities:
     Accounts payable ........................................................................   $  2,456,928       $  4,728,068
     Accrued liabilities .....................................................................        593,283            570,945
     Accrued payroll and related costs .......................................................        875,693          1,153,304
     Line of credit ..........................................................................      4,990,000          2,100,000
     Notes payable and capital lease obligations .............................................        205,490            593,975
                                                                                                 ------------       ------------
          Total current liabilities ..........................................................      9,121,394          9,146,292
                                                                                                 ------------       ------------
Notes payable, capital leases and other long-term liabilities, net of current portion ........        642,913            475,362
                                                                                                 ------------       ------------
Commitments and contingencies
Stockholders' equity:
     Preferred stock, $.01 par value; 5,000,000 shares authorized; none issued
         and outstanding as of December 31, 1999 and December 31, 1998 .......................             --                 --
     Common stock, $.01 par value; 40,000,000 shares authorized; Issued and outstanding 18,074,836 shares as of December 31, 1999 and
        18,080,853 shares as of December 31, 1998 ............................................        180,748            180,809
     Additional paid-in capital ..............................................................     36,499,238         36,593,901
     Accumulated deficit .....................................................................    (25,770,525)       (23,521,531)
                                                                                                 ------------       ------------
          Total stockholders' equity .........................................................     10,909,461         13,253,179
                                                                                                 ------------       ------------

         TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY ..........................................   $ 20,673,768       $ 22,874,833
                                                                                                 ============       ============

The accompanying notes to consolidated financial statements are an integral part of these consolidated balance sheets.

                             JMAR TECHNOLOGIES, INC.
                      CONSOLIDATED STATEMENTS OF OPERATIONS
              FOR THE YEARS ENDED DECEMBER 31, 1999, 1998 AND 1997

                                                                            Year ended December 31,
                                                                  ----------------------------------------------
                                                                      1999             1998             1997
                                                                  ------------     ------------     ------------
Product sales ................................................    $ 10,315,686     $ 16,340,637     $ 19,228,621
Contract sales ...............................................      14,452,054        8,220,197        2,233,006
                                                                  ------------     ------------     ------------
          Total revenues .....................................      24,767,740       24,560,834       21,461,627
Product costs of sales .......................................       6,696,863        9,789,606       11,144,172
Contract costs of sales ......................................      11,018,883        5,583,337        1,487,139
                                                                  ------------     ------------     ------------
          Gross profit .......................................       7,051,994        9,187,891        8,830,316
                                                                  ------------     ------------     ------------
Operating Expenses:
     Selling, general and administrative .....................       6,916,804        6,153,100        6,194,333
     Research, development and engineering ...................       2,105,294        2,026,482        1,699,010
     Asset writedowns and non-recurring items ................         175,000          100,000         (589,969)
                                                                  ------------     ------------     ------------
          Total operating expenses ...........................       9,197,098        8,279,582        7,303,374
                                                                  ------------     ------------     ------------
Income (loss) from operations ................................      (2,145,104)         908,309        1,526,942
Interest and other income (expense), net .....................         137,038           61,963          104,905
Interest expense .............................................        (240,928)        (181,227)        (181,562)
                                                                  ------------     ------------     ------------
Income (loss) before income taxes ............................      (2,248,994)         789,045        1,450,285
Income tax (provision) benefit ...............................              --          (32,204)         345,000
                                                                  ------------     ------------     ------------
Net income (loss) ............................................    $ (2,248,994)    $    756,841     $  1,795,285
                                                                  ============     ============     ============
Net income (loss) per share:
     Basic ...................................................    $       (.12)    $        .04     $        .11
                                                                  ============     ============     ============
     Diluted .................................................    $       (.12)    $        .04     $        .10
                                                                  ============     ============     ============
Shares used in computation of net income (loss) per share:
     Basic ...................................................      18,045,914       18,046,860       17,065,860
                                                                  ============     ============     ============
     Diluted .................................................      18,045,914       19,112,634       18,601,119
                                                                  ============     ============     ============

The accompanying notes to consolidated financial statements are an integral part of these consolidated statements.

                             JMAR TECHNOLOGIES, INC.
                 CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
              FOR THE YEARS ENDED DECEMBER 31, 1999, 1998 AND 1997

                                          Common Stock            Preferred Stock    Additional                        Total
                                    ------------------------     ----------------     Paid-in       Accumulated     Stockholders'
                                      Shares        Amount       Shares    Amount     Capital         Deficit          Equity
                                    -----------    ---------     ------   -------   ------------    ------------    ------------
Balance, December 31, 1996 ......    16,760,269    $ 167,603         --   $    --   $ 35,274,959    $(26,073,657)   $  9,368,905
Stock issued upon exercise of
   warrants and options .........       681,618        6,816         --        --        661,539              --         668,355
Debt converted to equity ........       156,634        1,566         --        --        467,622              --         469,188
Issuance of stock ...............     1,008,252       10,083         --        --      3,219,472              --       3,229,555
Retirement of stock related to
   acquisition of Cal ASIC ......      (715,821)      (7,158)        --        --     (3,035,918)             --      (3,043,076)
Net income ......................            --           --         --        --             --       1,795,285       1,795,285
                                    -----------    ---------     ------   -------   ------------    ------------    ------------
Balance, December 31, 1997 ......    17,890,952      178,910         --        --     36,587,674     (24,278,372)     12,488,212
Stock issued upon exercise of
   warrants and options .........       213,812        2,138         --        --        161,546              --         163,684
Issuance of stock for services ..        44,184          442         --        --         21,099              --          21,541
Issuance of stock related to
   acquisition of minority
   interest of JSI ..............        24,045          240         --        --         36,864              --          37,104
Repurchases of stock ............      (184,300)      (1,843)        --        --       (347,360)             --        (349,203)
Issuance of stock related to
   acquisition of Continuum
   Engineering ..................        92,160          922         --        --        134,078              --         135,000
Net income ......................            --           --         --        --             --         756,841         756,841
                                    -----------    ---------     ------   -------   ------------    ------------    ------------
Balance, December 31, 1998 ......    18,080,853      180,809         --        --     36,593,901     (23,521,531)     13,253,179
Stock issued upon exercise of
   warrants and options .........        38,464          384         --        --         18,066              --          18,450
Issuance of stock for services ..         6,948           69         --        --          7,731              --           7,800
Repurchase of stock .............       (68,600)        (686)        --        --       (133,953)             --        (134,639)
Issuance of stock related to
   acquisition of Continuum
   Engineering ..................        12,171          122         --        --          3,263              --           3,385
Issuance of stock related to
   acquisition of minority
   interest of JSI ..............         5,000           50         --        --         10,230              --          10,280
Net loss ........................            --           --         --        --             --      (2,248,994)     (2,248,994)
                                    -----------    ---------     ------   -------   ------------    ------------    ------------
Balance, December 31, 1999 ......    18,074,836    $ 180,748         --   $    --   $ 36,499,238    $(25,770,525)   $ 10,909,461
                                    ===========    =========     ======   =======   ============    ============    ============

The accompanying notes to consolidated financial statements are an integral part of these consolidated statements.

                             JMAR TECHNOLOGIES, INC.
                      CONSOLIDATED STATEMENTS OF CASH FLOWS
              FOR THE YEARS ENDED DECEMBER 31, 1999, 1998 AND 1997

                                                                                         Year ended December 31,
                                                                              ----------------------------------------------
                                                                                  1999             1998             1997
                                                                              ------------     ------------     ------------
Cash flows from operating activities:
     Net income (loss) ...................................................    $ (2,248,994)    $    756,841     $  1,795,285
     Adjustments to reconcile net income (loss) to net cash
      used in operating activities:
         Depreciation and amortization ...................................       1,034,675          812,724          700,644
         Services received in exchange for
            common stock or warrants .....................................           7,800           21,541            9,864
         Asset writedowns and non-recurring items ........................              --          100,000         (589,969)
     Change in assets and liabilities, net of effects from
         acquisitions, asset writedowns and non-recurring items:
          (Increase) decrease in:
          Accounts receivable, net .......................................         687,526       (3,409,102)      (1,434,015)
          Inventories ....................................................        (404,400)      (1,133,215)        (830,571)
          Prepaid expenses and other .....................................         (73,024)         (68,696)        (556,109)
          Other assets ...................................................         813,436         (592,031)        (699,349)
          Increase (decrease) in:
          Customer deposits ..............................................          (7,737)           9,997         (724,325)
          Accounts payable and accrued liabilities .......................      (2,518,676)       3,461,361          377,057
                                                                              ------------     ------------     ------------
     Net cash used in operating activities ...............................      (2,709,394)         (40,580)      (1,951,488)
                                                                              ------------     ------------     ------------
Cash flows from investing activities:
     Patent costs ........................................................        (155,712)         (60,628)         (47,451)
     Capital expenditures ................................................      (1,186,661)        (803,498)        (763,697)
     Increase in notes and other receivables .............................         (13,938)          (4,834)        (307,939)
     Payments received on notes receivable ...............................              --           13,422          897,857
     Acquisition costs, net of cash acquired .............................         (12,228)          37,103               --
                                                                              ------------     ------------     ------------
          Net cash used in investing activities ..........................      (1,368,539)        (818,435)        (221,230)
                                                                              ------------     ------------     ------------
Cash flows from financing activities:
     Net borrowings (payments) under short-term debt agreements ..........       2,890,000        1,625,000         (969,281)
     Net borrowings (payments)  of notes payable, capital leases and
          other long-term liabilities ....................................        (220,934)        (376,400)         273,222
     Net proceeds from the issuance of common stock ......................              --               --        3,215,253
     Repurchases of stock ................................................        (134,639)        (349,203)              --
     Net proceeds from the exercise of options and  warrants .............          18,450          163,684          668,355
                                                                              ------------     ------------     ------------
         Net cash provided by financing
            activities ...................................................       2,552,877        1,063,081        3,187,549
                                                                              ------------     ------------     ------------
Net increase (decrease) in cash and cash equivalents .....................      (1,525,056)         204,066        1,014,831
Cash and cash equivalents, beginning of
  period .................................................................       3,848,183        3,644,117        2,629,286
                                                                              ------------     ------------     ------------
Cash and cash equivalents, end of period .................................    $  2,323,127     $  3,848,183     $  3,644,117
                                                                              ============     ============     ============

SUPPLEMENTAL DISCLOSURE OF NON-CASH ACTIVITY: On December 7, 1998, the Company acquired 100% of the outstanding common stock of Continuum Engineering, Inc. As consideration for the acquisition, the Company issued an aggregate of 92,160 shares of its common stock and an additional 12,171 earn-out shares issued in 1999 (See Note 3).

The accompanying notes to consolidated financial statements are an integral part of these consolidated statements.

                             JMAR TECHNOLOGIES, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                           DECEMBER 31, 1999 AND 1998

1.    DESCRIPTION OF THE COMPANY

      The accompanying consolidated financial statements include the accounts of JMAR Technologies, Inc. (formerly JMAR Industries, Inc.) (the "Company" or "JMAR") and its subsidiaries. All significant intercompany balances and transactions have been eliminated in consolidation.

      The Company develops, manufactures and markets precision measurement, yield enhancement and laser manufacturing systems, provides custom semiconductor products for the microelectronics industry and is a leading developer of advanced lithography sources for production of future higher performance semiconductors.

2.    SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

   a. Cash and Cash Equivalents

      The Company defines cash and cash equivalents to include cash on hand and cash invested in short-term securities that have original maturities of less than 90 days.

   b. Fair Value of Financial Instruments

      The carrying value of certain of the Company's financial instruments, including accounts receivable, accounts payable and accrued expenses, approximates fair value due to its short maturities. Based on borrowing rates currently available to the Company for loans with similar terms, the carrying value of its notes payable, capital lease obligations and borrowings under the Company's line of credit approximates fair value.

   c. Pervasiveness of Estimates

      The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

   d. Inventories

      Inventories are carried at the lower of cost on the first-in, first-out basis or market and are comprised of materials, direct labor and applicable manufacturing overhead.

   e. Income Taxes

      The Company accounts for income taxes in accordance with Statement of Financial Accounting Standards ("SFAS") No. 109. Under the asset and liability method of SFAS No. 109, deferred tax assets and liabilities are recognized for the future tax consequences attributable to temporary differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases.

                             JMAR TECHNOLOGIES, INC.
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (CONTINUED)

      Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. Under SFAS No. 109, the effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date. Valuation allowances are established for net deferred tax assets when it is uncertain that such tax assets will be realized.

   f. Property and Equipment

      Property and equipment are recorded at cost. Depreciation and amortization are provided over the asset's estimated useful life of three to ten years, using the straight-line method. Maintenance and repairs are expensed as incurred. Costs capitalized for self-constructed assets include direct material, labor and applicable overhead.

   g. Goodwill and Other Assets

      Goodwill is amortized by systematic charges to income over the periods estimated to be benefited, generally five to ten years. The Company periodically reevaluates the original assumptions and rationale utilized in the establishment of the carrying value and estimated lives of these assets. During 1997, management determined that such an impairment had occurred relative to a portion of its custom semiconductor business. Accordingly, the Company wrote-off a portion of the goodwill associated with that business. Management believes that there has been no impairment of goodwill as reflected in the Company's consolidated financial statements as of December 31, 1999. Accumulated amortization of goodwill was $663,037 and $561,312 at December 31, 1999 and 1998, respectively. Patent costs are amortized over ten years, and other assets, including capitalized software, are amortized over not more than five years. Accumulated amortization of other assets was $781,968 and $568,317 at December 31, 1999 and 1998, respectively. SFAS No. 86, "Accounting for the Cost of Computer Software to be Sold, Leased, or Otherwise Marketed," specifies the accounting for the costs of internally developed or purchased computer software. The Company charges all costs incurred in creating a computer software product as research and development expense when incurred until technological feasibility has been established.

   h. Long-Lived Assets

      The Company periodically evaluates the carrying value of its long-lived assets and applies the provisions of SFAS No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of". Under SFAS No. 121, long-lived assets and certain identifiable assets to be held and used in operations are reviewed for impairment whenever events or circumstances indicate that the carrying amount of an asset may not be fully recoverable. An impairment loss is recognized if the sum of the expected long-term, undiscounted cash flows is less than the carrying amount of the long-lived assets being evaluated. Management believes the carrying value of its long-lived assets does not exceed their estimated net realizable value.

   i. Revenues

      Product revenues are generally recognized when the product is shipped and all risks of ownership have passed to the customer. Contract revenues are recognized based on the percentage of completion method wherein income is recognized pro-rata over the life of the contract based on the ratio of total incurred costs to anticipated total costs of the contract. Actual costs could differ from these estimated costs. Estimated losses are fully charged to operations when identified.

                             JMAR TECHNOLOGIES, INC.
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (CONTINUED)

   j. Earnings Per Share

      The Company presents earnings per share in accordance with the provisions of SFAS No. 128, "Earnings Per Share" (See Note 13.)

   k. Stock Options

      The Company has adopted the disclosure only requirement of SFAS No. 123, "Accounting for Stock-Based Compensation" (see Note 12).

   l. Comprehensive Income

      SFAS No. 130, "Reporting Comprehensive Income," establishes standards for reporting and display of comprehensive income and its components (revenues, expenses, gains and losses). This statement requires that an enterprise: (a) classify items of other comprehensive income by their nature in a financial statement; and (b) display the accumulated balance of other comprehensive income separately from stockholders' equity in the equity section of a balance sheet. For the years ended December 31, 1999 and 1998, the Company did not have any elements of comprehensive income, and therefore, there was no difference in the Company's net income or loss and comprehensive income or loss for those years.

   m. Reclassifications

      Certain reclassifications have been made to the prior-year financial statements to conform with the 1999 presentation.

   n. Recent Accounting Pronouncement

      In December 1999, the Securities and Exchange Commission ("SEC") issued Staff Accounting Bulletin ("SAB") No. 101, "Revenue Recognition in Financial Statements." This SAB summarizes the SEC's view in applying generally accepted accounting principles to revenue recognition in financial statements. This SAB will become effective as of the quarter ending June 30, 2000. Management has not determined the impact of the SAB on the Company's consolidated financial statements.

3.    ACQUISITIONS

      On May 23, 1996, the Company acquired (the "Acquisition") approximately 94 percent of the outstanding common stock of California ASIC Technical Services, Inc. ("Cal ASIC") (subsequently renamed JMAR Semiconductor). In October 1997, the Company received approximately 716,000 freely tradable shares of Company common stock with a market value of approximately $2,839,000 from the former principal shareholders of Cal ASIC as settlement (the "Settlement") of certain claims under the terms of the original purchase agreement. These shares were retired by the Company. JMAR's ownership position in JMAR Semiconductor remained unchanged as a result of the Settlement. This non- recurring gain of approximately $2,839,000 has been offset in part by the writedown of certain assets primarily related to JMAR Semiconductor in the amount of $1,594,000 and costs incurred as a result of the reorganization of JMAR Semiconductor in the amount of $655,031, resulting in a net gain of $589,969. In May 1998, the Company acquired the remaining outstanding shares of JMAR Semiconductor.

      On December 7, 1998, the Company acquired 100 percent of the outstanding common stock of Continuum Engineering, Inc. ("CEI"). As consideration, the Company issued to the sole shareholder of

                             JMAR TECHNOLOGIES, INC.
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (CONTINUED)

CEI 92,160 shares of its Common Stock. The purchase price was negotiated at arm's length, and the acquisition was accounted for as a purchase effective December 1, 1998. In 1999, the Company issued 12,171 earn-out shares of Common Stock to the sole shareholder of CEI, accounted for as additional purchase price. Included in the Consolidated Balance Sheet at December 31, 1999 is goodwill of $136,290 related to this acquisition.

4.    INVENTORIES

      At December 31, 1999 and 1998, inventories consisted of the following:

                                                          1999           1998
                                                       ----------     ----------
Raw materials, components and sub-assemblies .....     $4,096,529     $3,127,225
Work-in-process ..................................      1,711,753      2,068,309
Finished goods ...................................        445,054        653,402
                                                       ----------     ----------
                                                       $6,253,336     $5,848,936
                                                       ==========     ==========

5.    ACCOUNTS RECEIVABLE

      At December 31, 1999 and 1998, accounts receivable consisted of the following:

                                                      1999              1998
                                                  -----------       -----------
Trade ......................................      $ 3,198,806       $ 2,762,563
Trade - unbilled ...........................          692,218           245,013
U.S. Government - billed ...................        1,074,641         3,988,231
U.S. Government - unbilled .................        2,184,963           814,524
                                                  -----------       -----------
                                                    7,150,628         7,810,331
Less-Reserve for doubtful accounts .........          (71,193)          (43,370)
                                                  -----------       -----------
                                                  $ 7,079,435       $ 7,766,961
                                                  ===========       ===========

      All unbilled receivables at December 31, 1999 and 1998, are expected to be billed and collected within one year. Payment to the Company, for performance on certain U.S. Government contracts, is subject to progress payment audits by the Defense Contract Audit Agency and are recorded at the amounts expected to be realized.

6.    PROPERTY AND EQUIPMENT

         At December 31, 1999 and 1998, property and equipment consisted of the following:

                                                        1999            1998
                                                    -----------     -----------
Equipment and machinery ........................    $ 5,310,573     $ 5,003,891
Furniture and fixtures .........................        609,130         609,659
Leasehold improvements .........................        130,062         106,462
                                                    -----------     -----------
                                                      6,049,765       5,720,012
Less-Accumulated depreciation ..................     (3,719,102)     (3,009,313)
                                                    -----------     -----------
                                                    $ 2,330,663     $ 2,710,699
                                                    ===========     ===========

                             JMAR TECHNOLOGIES, INC.
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (CONTINUED)

7.    COMMITMENTS AND CONTINGENCIES

      The Company leases office facilities under operating leases. Minimum future rental payments as of December 31, 1999, are as follows:

                                                                   Operating Leases
                                                                   ----------------
2000 .............................................................    $  374,658
2001 .............................................................       433,968
2002 .............................................................       365,572
2003 .............................................................       140,630
2004 .............................................................       123,000
                                                                      ----------
                                                                      $1,437,828
                                                                      ==========

      Related rent expense was $491,159, $380,748 and $363,339 for the years ended December 31, 1999, 1998 and 1997, respectively.

      The Company is a party to a financial services agreement with Sands Brothers & Co. Inc., ("Sands") which provides for the provision of certain financial services by Sands. Although the Company does not believe its publicly traded Warrant exercise program was covered by this agreement, it offered Sands the right to act as Warrant solicitation agent. When Sands failed to perform as such more than one month after being asked, the Company retained another investment banking firm to do so. In February 2000, Sands asserted that it was entitled to up to 10% of the proceeds from the exercise of the Company's publicly traded Warrants, which is twice the fee provided for in the Company's original warrant solicitation agreement. In March 2000, the Company filed a Declaratory Relief Action in the U.S. District Court in San Diego which seeks a judicial interpretation that the financial services agreement with Sands does not apply to the Company's Warrant exercise program. The Company believes any claim to a fee by Sands is without merit and intends to vigorously contest any such claims.

      The Company has entered into employment agreements with several of its key employees.

8.    NOTES PAYABLE

            Notes payable as of December 31, 1999 and 1998, was as follows:

                                                                                          1999            1998
                                                                                      -----------     -----------
Working capital line of credit in the amount of $5,000,000 with Comerica Bank -
California. Advances bear interest at prime rate. The line is renewable at the
Bank's option yearly on June 1st and interest on the line is payable monthly.
Advances are secured by all assets of the Company. The bank agreements contain covenants, among other items, relating to ncome levels and financial ratios. The balance was paid in full in March, however, the availability of the line
is still in effect.................................................................   $ 4,990,000     $ 2,100,000

Note payable, due in monthly principal installments of $10,417 plus interest through October 2000, interest at prime plus 1.25%, secured by
all assets of the Company..........................................................        84,362         218,741

Note payable, due in monthly principal installments of $10,417 plus interest at prime plus .5% through May 2002, secured by all assets
of the Company.....................................................................       322,913         447,917

                             JMAR TECHNOLOGIES, INC.
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (CONTINUED)

Note payable, due in monthly principal installments plus interest at prime starting June, 2000 through May 2004, secured by certain assets of the
Company.........................................................................         $350,000        $187,462

Capital leases..................................................................                -         131,115

Other notes payable.............................................................            1,128          84,102
                                                                                      -----------     -----------
                                                                                        5,748,403       3,169,337

Less: Current portion...........................................................       (5,195,490)     (2,693,975)
                                                                                      -----------     -----------
                                                                                      $   552,913     $   475,362
                                                                                      ===========     ===========

      The weighted average interest rate on the loan with Comerica Bank-California was 7.38% and 8.6% for 1999 and 1998, respectively. The maximum amount outstanding was $4,990,000 and $3,000,000 and the average amount outstanding was $2,290,417 and $943,750 during 1999 and 1998, respectively.

      Interest paid for the years ended December 31, 1999, 1998 and 1997 was $219,518, $160,966 and $162,488, respectively.

      Future principal payments on long-term debt are as follows:

2000.................................................................  $120,000
2001.................................................................   196,410
2002.................................................................   166,284
2003.................................................................    90,966
2004.................................................................    99,253
                                                                       --------
                                                                       $672,913
                                                                       ========

9.    RELATED PARTY TRANSACTIONS

      During 1996, the Company renewed the employment contract with its Chief Executive Officer, Dr. John S. Martinez to provide for a yearly salary of not less than $175,000. In February 2000, the Board of Directors of the Company agreed to forgive an interest bearing loan in the amount of $88,344 made to Dr. Martinez in 1993.

10.   INCOME TAXES

      For the year ended December 31, 1997, the Company has recorded a tax benefit of $345,000, related to the estimated future utilization of net operating loss carryforwards. The provision for federal and state income taxes for the year ended December 31, 1998 is for alternative minimum taxes. The Company paid taxes of $32,204 in 1998.

      At December 31, 1999, the Company had Federal net operating loss carryforwards as follows:

                             JMAR TECHNOLOGIES, INC.
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (CONTINUED)

EXPIRES
-------
2004..............................................................   $ 1,184,000
2005..............................................................     2,840,000
2006..............................................................       961,000
2007..............................................................     4,546,000
2008..............................................................     6,932,000
2009..............................................................     6,860,000
2010..............................................................     2,265,000
2011..............................................................       585,000
2014..............................................................     1,566,000
                                                                     -----------
Total.............................................................   $27,739,000
                                                                     ===========

      The Company has approximately $2,064,000 of temporary differences that will offset future taxable income subject to the change in ownership limitations discussed below.

      Realization of future tax benefits from utilization of the net operating loss carryforwards for income tax purposes is limited by the change in ownership (as defined for Federal Income Tax Reporting Purposes) as a result of the Company's initial public offering in May 1990. As a result of additional financings in 1992 and 1993, additional ownership changes have occurred which restrict the Company's ability to utilize its net operating loss carryforwards and any "built in losses." In addition, the net operating losses of acquired companies are also subject to separate change of ownership limitations. Of the above net operating loss carryforwards, annual limitations of approximately $813,000 apply to approximately $4,537,000 of Company and acquired company loss carryforwards. Approximately $23,202,000 of the net operating loss carryforwards are not subject to annual limitations.

      The tax effects of temporary differences that give rise to significant portions of the deferred tax assets and deferred tax liabilities at December 31, 1999 and 1998 are presented below:

DEFERRED TAX ASSETS:

                                                           1999            1998
                                                      ------------     -----------
Net operating loss carryforwards .................    $  9,431,000     $ 8,899,000
Losses from equity and other investments .........         492,000         492,000
Other ............................................         209,000          16,000
                                                      ------------     -----------
         Total gross deferred tax assets .........      10,132,000       9,407,000
         Less valuation reserve ..................      (9,612,000)     (8,887,000)
                                                      ------------     -----------
         Net deferred tax asset ..................    $    520,000     $   520,000
                                                      ============     ===========

      The valuation reserve as of December 31, 1999 represents deferred tax assets which management believes, based on the Company's history of operating losses, may not be realized in future periods.

      The effective income tax rate for 1999, 1998 and 1997 varied from the statutory federal income tax rate as follows:

                             JMAR TECHNOLOGIES, INC.
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (CONTINUED)

                                                      1999      1998      1997
                                                      ----      ----      ----
Statutory federal income tax rate ................     (34)%      34%       34%
State income tax .................................      (6)        6         6
Permanent differences ............................       1         2         1
Benefit recorded due to net operating loss
  carryforward position ..........................      39       (38)      (65)
                                                      ----      ----      ----
                                                        --         4%      (24)%
                                                      ====      ====      ====

11.   STOCKHOLDERS' EQUITY

      During the year ended December 31, 1997, the Company received net proceeds of approximately $3,898,000 from the private placements of approximately 1,008,000 shares of common stock and the exercise of warrants and options into approximately 682,000 shares of common stock.

      During the year ended December 31, 1998, the Company received net proceeds of approximately $164,000 from the exercise of warrants and options into approximately 214,000 shares of common stock.

      During the year ended December 31, 1999, the Company received net proceeds of approximately $18,450 from the exercise of warrants and options into approximately 38,464 shares of common stock. Subsequent to December 31, 1999, the Company received net proceeds of approximately $14.8 million from the exercise of warrants and options into approximately 3.8 million shares of common stock.

12.   STOCK-BASED COMPENSATION PLANS

      The Company has five stock option or warrant plans, the 1988 Stock Option Plan (the "1988 Plan"), the 1991 Stock Option Plan (the "1991 Plan"), the 1999 Stock Option Plan (the "1999 Plan"), the Management Anti-Dilution Plan (the "Anti-Dilution Plan"), and an incentive plan which provides for the issuance of warrants to JPSI employees (the "JPSI Plan"). The Company accounts for these plans under APB Opinion No. 25, under which no compensation cost has been recognized. Had compensation cost for these plans been determined consistent with SFAS No. 123 the Company's net (loss) income and (loss) earnings per share would have been the following pro forma amounts:

                                             1999            1998            1997
                                          -----------      --------      ----------
Net Income (Loss):        As Reported     $(2,248,994)     $756,841      $1,795,285
                          Pro Forma        (2,488,380)      403,764       1,492,559

Basic EPS:                As Reported            (.12)          .04             .11
                          Pro Forma              (.14)          .02             .09

Diluted EPS:              As Reported            (.12)          .04             .10
                          Pro Forma              (.14)          .02             .08

      Because the SFAS 123 method of accounting has not been applied to options granted prior to January 1, 1995, the resulting pro forma compensation cost may not be representative of that expected in future years.

      The Company was authorized to grant options or warrants to its employees (including directors) and consultants for up to 120,000 shares under the 1988 Plan, 1,480,000 shares under the 1991 Plan,

                             JMAR TECHNOLOGIES, INC.
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (CONTINUED)

900,000 shares under the 1999 Plan, 806,637 shares under the Anti-Dilution Plan, and 450,000 shares under the JPSI Plan. As of December 31, 1999, the Company has granted options for 99,168 shares under the 1988 Plan, 1,479,480 options under the 1991 Plan, 20,000 options under the 1999 Plan, 424,246 warrants under the Anti-Dilution Plan, and 225,000 warrants under the JPSI Plan. In addition, 50,000 non-qualified options have been granted to an employee outside of the above plans. Under all Plans the option or warrant exercise price is equal to or more than the stock's market price on date of grant.

         A summary of the status of the total number of stock options or warrants pursuant to all five of the above "plans" as of December 31, 1997, 1998 and 1999 and changes during the years then ended is presented in the table and narrative below:

                                        1999                   1998                   1997
                                --------------------   --------------------    -------------------
                                            WTD AVG                WTD AVG                WTD AVG
                                SHARES      EX PRICE    SHARES     EX PRICE     SHARES    EX PRICE
                                ---------   --------   ---------   --------    ---------  --------
Outstanding at beg. of year     1,920,605     $2.66    1,589,752     $2.54     1,319,369    $2.69
Granted                           383,797      1.70      521,067      2.78       587,500     2.67
Exercised                         (9,500)      0.82     (95,214)      0.90      (70,764)     2.27
Forfeited                       (192,551)      2.67     (95,000)      3.18     (246,353)     3.69
                                --------               ---------               ---------
Outstanding at end of year      2,102,351      2.70    1,920,605      2.66     1,589,752     2.54
                                --------               ---------               ---------
Exercisable at end of year        729,479                533,294                 375,071
Weighted average fair value
   of options or warrants
   granted                           1.70                   2.78                    2.51

      101,556 of the 2,102,351 options and warrants outstanding at December 31, 1999 have exercise prices between $.53 and $1.09 with a weighted average exercise price of $.93 and a weighted average remaining contractual life of 5.8 years. All of these options and warrants are exercisable. 969,259 of the options and warrants outstanding at December 31, 1999 have exercise prices between $1.55 and $2.94 with a weighted average exercise price of $2.38 and a weighted average remaining contractual life of 8.2 years. 412,802 of these options and warrants are exercisable. 886,536 of the options and warrants at December 31, 1999 have an exercise price of $3.00 with a weighted average exercise price of $3.00 and a weighted average remaining contractual life of 3.8 years. 184,790 of these options and warrants are exercisable. 145,000 of the options and warrants outstanding at December 31, 1999 have exercise prices between $3.13 and $4.56 with a weighted average exercise price of $4.19 and a weighted average remaining contractual life of 8.1 years. 30,331 of these options and warrants are exercisable.

      The fair value of each option and warrant grant is estimated on the date of grant using the Black-Scholes option pricing model with the following weighted-average assumptions used for grants in 1997, 1998 and 1999: risk-free interest rate of approximately 6 percent; expected dividend yields of 0 percent, expected lives of 6 years, and expected volatility of 75 percent.

13.   EARNINGS PER SHARE

         In 1997, the Company adopted SFAS No. 128, "Earnings per Share". Basic earnings per common share was computed by dividing net (loss) income by the weighted average number of shares of common stock outstanding during the year. Diluted (loss) earnings per common share for the years

                             JMAR TECHNOLOGIES, INC.
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (CONTINUED)

ended December 31, 1999, 1998 and 1997, was computed by dividing net (loss) income by the sum of the weighted average number of shares of common stock (18,045,914, 18,046,860 and 17,065,860 for 1999, 1998 and 1997, respectively)
plus dilutive employee stock options and warrants (130,260 and 314,276 for 1998 and 1997, respectively) and other dilutive warrants and options (935,514 and 1,220,983 for 1998 and 1997, respectively).

14.  SEGMENT INFORMATION

      In 1998, the Company adopted SFAS No. 131, "Disclosures About Segments of an Enterprise and Related Information", which required the Company to report operating information by segment. In the Company's Form 10-K for the year ended December 31, 1998, three segments were reported. These three segments were the Precision Systems Segment, the Contract Research and Development Segment and the Semiconductor Products and Processes Segment.

      During 1999, the Company combined the Precision Systems and Contract Research and Development Segments to form the Microelectronics Equipment Segment. The Company's two Segments offer varying products and services that are affected by different economic conditions. Further, the Segments reflect the manner in which the Company now views the operating segments.

      Microelectronics Equipment Segment: This segment includes the manufacture, marketing and sale of the Company's measurement and inspection systems, positioning and motion control systems and biotech processing systems. This segment also includes the development of the Company's microtechnology emerging products, including: next generation X-ray lithography sources and other non-lithography X-ray systems for inspecting tomorrow's high-performance semiconductors; ultra-precision laser machining systems; and other leading-edge products based on its patented laser technology.

      Semiconductor Products and Processes Segment: Using advanced design and engineering tools and established foundry relationships with semiconductor producers, this "fabless" supplier of semiconductors focuses on the development and delivery of high-performance custom microcircuits for a wide range of commercial, medical and military electronics uses. This segment also provides high value services related to the upgrade and enhancement of a CMOS integrated circuit fabrication facility and related wafer processing technology for the low-volume and prototype manufacture of electronic circuits used in operational military systems.

      The accounting policies of the reportable segments are the same as those described in Note 2. The Company evaluates the performance of its operating segments primarily based on revenues and operating income. Corporate costs are generally allocated to the segments.

      Segment information for the years 1999, 1998 and 1997 was as follows:

                             JMAR TECHNOLOGIES, INC.
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (CONTINUED)

                                                           SEMICONDUCTOR
                                     MICROELECTRONICS        PRODUCTS &
                                         EQUIPMENT            PROCESSES      CORPORATE          TOTAL
                                     ----------------      --------------    ----------     ------------
1999:
   Revenues                             $16,464,982           $8,302,758     $       --     $ 24,767,740
   Operating income
      (loss)                            (2,459,721)              314,617             --      (2,145,104)
   Total assets                          14,782,832            3,592,933      2,298,003       20,673,768
   Capital expenditures                     531,872              646,429          8,360        1,186,661
   Depreciation and
      amortization                          744,622              271,630         18,423        1,034,675
1998:
   Revenues                              21,608,708            2,952,126             --       24,560,834
   Operating income                         771,343              136,966             --          908,309
   Intersegment cost
      reimbursement                         688,144                   --             --          688,144
   Total assets                          13,592,972            4,895,127      4,386,734       22,874,833
   Capital expenditures                     664,229              113,492         25,777          803,498
   Depreciation and
      amortization                          631,617              124,258         56,849          812,724
1997:
   Revenues                              21,183,834              277,793             --       21,461,627
   Operating income
      (loss)                              1,588,855             (61,913)             --        1,526,942
   Total assets                          11,411,434            1,924,309      3,933,135       17,268,878
   Capital expenditures                     516,557              234,681         12,459          763,697
   Depreciation and
      amortization                          447,485              189,184         63,975          700,644

      In the table above, Corporate includes income and expenses not allocated to reportable segments. Corporate assets are principally cash, deferred income taxes and other assets.

      Within the Microelectronics Equipment segment, the Measurement and Inspection Systems product line accounted for 19 percent and 44 percent of the Company's revenues in 1999 and 1998, respectively. In addition, the Lithography Systems for Bio-Medical Applications product line accounted for 13 percent and 3 percent of the Company's revenues in 1999 and 1998, respectively. Within the Semiconductor Products and Processes segment, the Technology Services product line accounted for 33 percent and 8 percent of the Company's revenues in 1999 and 1998, respectively.

SIGNIFICANT CUSTOMERS

      Sales to the United States Government aggregated $14,284,957, $8,220,197 and $2,062,131 in 1999, 1998 and 1997, respectively. Within the Microelectronics Equipment segment, sales to one customer totaled $2,555,500, $7,279,778 and $8,285,304 in 1999, 1998 and 1997, respectively. In addition, in 1999, sales to another customer totaled $3,324,580. In January 2000, the Company received a $1.8 million order from this customer. However, the Company understands that the customer is considering its future needs for JMAR's current alignment systems, as well as the need to transition to alternate technologies for the manufacture of biochips. As a result, there can be no assurance that the Company will receive any further significant orders for its biochip alignment systems from this customer.

                             JMAR TECHNOLOGIES, INC.
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (CONTINUED)

EXPORT SALES

      The following table presents revenues by country based on where the product was shipped to or where the services were provided.

                                  1999           1998           1997
                              -----------    -----------    -----------
        United States         $21,954,053    $16,605,291    $12,523,252
        Mexico                    770,623      4,723,499      3,619,195
        Malaysia                  843,399      1,801,438      1,830,602
        Costa Rica                 11,809        522,015        263,059
        Hong Kong                      --             --      1,548,198
        Others                  1,187,856        908,591      1,677,321
                              -----------    -----------    -----------
           Total              $24,767,740    $24,560,834    $21,461,627
                              ===========    ===========    ===========

      All assets of the Company are located in the United States.

15.   SUBSEQUENT EVENTS (UNAUDITED)

      Subsequent to December 31, 1999, the Company received net proceeds of approximately $14.8 million from the exercise of approximately 3.8 million outstanding options and warrants, including its publicly traded warrants. Of these funds, $4,990,000 were used to pay down the Company's working capital line of credit (the "Line").

      The following unaudited pro forma condensed consolidated balance sheets give effect to the exercise of the warrants and options and receipt of the proceeds and payoff of the Line as if they had occurred on December 31, 1999.

                            ASSETS                        Historical     Pro Forma
                                                          ----------     ---------
                                                                  (in 000's)
Cash and cash equivalents................................   $ 2,323       $12,133
Other current assets.....................................    14,267        14,267
Other assets.............................................     4,084         4,084
                                                            -------       -------
     TOTAL ASSETS........................................   $20,674       $30,484
                                                            =======       =======
             LIABILITIES AND STOCKHOLDERS' EQUITY

Line of credit...........................................   $ 4,990       $    --
Other current liabilities................................     4,131         4,131
Long-term liabilities....................................       643           643
Stockholders' equity.....................................    10,910        25,710
                                                            -------       -------
     TOTAL LIABILITIES & STOCKHOLDERS' EQUITY............   $20,674       $30,484
                                                            =======       =======

16.   QUARTERLY FINANCIAL INFORMATION (UNAUDITED)

      The following is a summary of unaudited quarterly results for the years ended December 31, 1999 and 1998.

                             JMAR TECHNOLOGIES, INC.
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (CONTINUED)

                      (In thousands, except per share data)

                                                                             NET
    YEAR ENDED                                                              (LOSS)
DECEMBER 31, 1999        REVENUES       GROSS PROFIT      NET (LOSS)      PER SHARE
-----------------       ----------      ------------    -------------    -----------
December 31             $6,625,794      $1,810,461(1)    $(952,739)(2)      $(0.05)
September 30             4,677,464       1,610,233        (438,897)          (0.02)
June 30                  6,769,017       1,968,411        (263,953)          (0.01)
March 31                 6,695,465       1,662,889        (593,405)          (0.03)

                                                                              NET
YEAR ENDED                                                                  INCOME
DECEMBER 31, 1998        REVENUES      GROSS PROFIT      NET INCOME        PER SHARE
-----------------       ----------     ------------      ----------        ---------
December 31             $8,397,860      $2,927,247        $137,700           $0.01
September 30             5,799,458       2,352,661         301,937            0.02
June 30                  6,063,437       2,245,167         299,121            0.02
March 31                 4,300,079       1,662,816          18,083            0.00

(1)   After inventory reserve of $389,000.

(2) After inventory reserve of $389,000, employee termination accrual of $175,000 and asset writedown of $88,344.

COMPANY PROFILE

JMAR Technologies, Inc. is an agent for dynamic change in the semiconductor-driven world of high technology. The Company not only designs and provides advanced semiconductors for the burgeoning telecommunications and other industries, but originates and then distills scientific theory into the tools that will enable industry to produce the ever-smaller, faster-operating, more powerful microelectronic and medical products of tomorrow. Such tools include unique new X-ray light sources, now in advanced development, to enable the creation of much higher performance semiconductor circuits than can be produced today using conventional technologies. They also include the ultra-precise machines that semiconductor manufacturers require to inspect and control the production of the thousands or millions of microscopic circuit pathways contained in each semiconductor.

CORPORATE OFFICES

CORPORATE HEADQUARTERS
JMAR Technologies, Inc.
3956 Sorrento Valley Blvd.
San Diego, CA 92121
(858) 535-1706

JMAR PRECISION SYSTEMS, INC.
9207 Eton Avenue
Chatsworth, CA 91311
(818) 700-8977

JMAR SEMICONDUCTOR, INC.
13845 Alton Parkway
Irvine, CA 92618
(949) 581-9024

JMAR RESEARCH, INC.
3956 Sorrento Valley Blvd.
San Diego, CA 92121
(858) 535-1706

STOCK REGISTRAR AND TRANSFER AGENT
American Securities Transfer, Inc.
12039 W. Alameda Parkway, Suite Z-2
Lakewood, CO 80228
(303) 986-5400

INDEPENDENT AUDITORS
Arthur Andersen LLP
701 B Street
San Diego, CA 92101

ANNUAL MEETING OF SHAREHOLDERS
Thursday, August 10, 2000, 2:00p.m.
Hilton La Jolla Torrey Pines
10950 North Torrey Pines Road
La Jolla, CA 92037
(858) 558-1500

JMAR Technologies, Inc.
3956 Sorrento Valley Blvd.
San Diego, CA 92121
ph. (858) 535-1706
www.jmar.com